UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.     )

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Investors Bancorp, Inc.

(Name of Registrant as Specified In Its Charter)

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101 JFK Parkway

Short Hills, New Jersey 07078

April 13, 2017

Dear Fellow Stockholder:

You are cordially invited to attend the 2017 Annual Meeting of Stockholders of Investors Bancorp, Inc., which will be held at The Grand Summit Hotel, 570 Springfield Avenue, Summit, New Jersey 07901, on May 23, 2017, at 9:00 a.m., local time.

The business to be conducted at the Annual Meeting consists of the election of four directors, an advisory (non-binding) vote to approve the compensation paid to our Named Executive Officers and the ratification of the appointment of KPMG LLP as our independent registered public accounting firm for the year ending December 31, 2017. Your Board of Directors has determined that an affirmative vote on each of these matters is in the best interests of Investors Bancorp, Inc. and its stockholders and unanimously recommends a vote “FOR” the election of each of the nominees for director, “FOR” approval on an advisory basis of executive compensation and “FOR” ratification of the appointment of KPMG LLP as our independent registered public accounting firm for the year ending December 31, 2017.

Your vote is very important. Whether or not you plan to attend the Annual Meeting, please promptly submit your vote by Internet, telephone or mail, as applicable, to ensure that your shares are represented at the Annual Meeting.

On behalf of the Board of Directors, officers and employees of Investors Bancorp, Inc., we thank you for your continued support.

Sincerely,

/s/ Kevin Cummings
Kevin Cummings
President and Chief Executive Officer

Investors Bancorp, Inc.

101 JFK Parkway

Short Hills, New Jersey 07078

(973) 924-5100

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To Be Held on May 23, 2017

NOTICE IS HEREBY GIVEN THAT the 2017 Annual Meeting of Stockholders of Investors Bancorp, Inc. will be held at The Grand Summit Hotel, 570 Springfield Avenue, Summit, New Jersey 07901, on May 23, 2017, at 9:00 a.m., local time, to consider and vote upon the following matters:

1.	The election of four persons to serve as directors of Investors Bancorp, Inc., each for a three-year term, and until their successors are elected and qualified.
2.	An advisory (non-binding) vote to approve the compensation paid to our Named Executive Officers.
3.	The ratification of the appointment of KPMG LLP as the independent registered public accounting firm for Investors Bancorp, Inc. for the year ending December 31, 2017.
4.	The transaction of such other business as may properly come before the Annual Meeting, and any adjournment or postponement of the Annual Meeting.

The Board of Directors of Investors Bancorp, Inc. has fixed March 27, 2017 as the record date for determining the stockholders entitled to vote at the Annual Meeting and any adjournment or postponement of the Annual Meeting. Only stockholders of record at the close of business on that date are entitled to notice of and to vote at the Annual Meeting and any adjournment or postponement of the Annual Meeting.

The Board of Directors unanimously recommends that you vote “FOR” each of the nominees for director listed in the Proxy Statement, “FOR” approval on an advisory basis of executive compensation and “FOR” the ratification of the appointment of KPMG LLP as the independent registered public accounting firm for the year ending December 31, 2017.

Whether or not you plan to attend the Annual Meeting, please promptly submit your vote by Internet, telephone or mail, as applicable, to ensure that your shares are represented at the Annual Meeting.

By Order of the Board of Directors Investors Bancorp, Inc.

/s/ Brian F. Doran
Brian F. Doran, Esq.
Corporate Secretary

Short Hills, New Jersey

April 13, 2017

Internet Availability of Proxy Materials

We are relying upon a U.S. Securities and Exchange Commission rule that allows us to furnish proxy materials to stockholders over the Internet. As a result, beginning on or about April 13, 2017, we sent by mail a Notice Regarding the Availability of Proxy Materials containing instructions on how to access our proxy materials, including our Proxy Statement and Annual Report to Stockholders, over the Internet and how to vote. Internet availability of our proxy materials is designed to expedite receipt by stockholders and lower the cost and environmental impact of our Annual Meeting. However, if you received such a notice and would prefer to receive paper copies of our proxy materials, please follow the instructions included in the Notice Regarding the Availability of Proxy Materials.

If you hold our common stock through more than one account, you may receive multiple copies of these proxy materials and will have to follow the instructions for each in order to vote all of your shares of our common stock.

Our Proxy Statement and 2016 Annual Report to Stockholders are available at www.proxydocs.com/ISBC.

i

General Information

The Board of Directors of Investors Bancorp, Inc. (“Investors Bancorp” or the “Company”) is soliciting proxies for our 2017 Annual Meeting of Stockholders, and any adjournment or postponement of the meeting (“Annual Meeting”). The Annual Meeting will be held on May 23, 2017 at 9:00 a.m., local time, at The Grand Summit Hotel, 570 Springfield Avenue, Summit, New Jersey.

A Notice Regarding the Availability of Proxy Materials is first being sent to stockholders of Investors Bancorp on or about April 13, 2017.

The 2017 Annual Meeting of Stockholders

Date, Time and Place	The Annual Meeting of Stockholders will be held at The Grand Summit Hotel, 570 Springfield Avenue, Summit, New Jersey 07901, on May 23, 2017, at 9:00 a.m., local time.

Record Date	March 27, 2017

Shares Entitled to Vote	310,353,472 shares of Investors Bancorp common stock were outstanding on the Record Date and are entitled to vote at the Annual Meeting.

Purpose of the Annual Meeting

To consider and vote on the election of four directors, the approval of the compensation paid to our Named Executive Officers and the ratification of KPMG LLP as our independent registered public accounting firm for the year ending December 31, 2017.

Vote Required

Subject to the Board’s majority voting policy described below, directors are elected by a plurality of votes cast, without regard to either broker non-votes or proxies as to which authority to vote for the nominees being proposed is “WITHHELD”. The advisory vote to approve executive compensation and the ratification of KPMG LLP as the independent registered public accounting firm is determined by a majority of the votes cast, without regard to broker non-votes or proxies marked “ABSTAIN.”

Your Board of Directors Recommends You Vote in Favor of the Proposals

Your Board of Directors unanimously recommends that stockholders vote “FOR” each of the nominees for director listed in this Proxy Statement, “FOR” approval (on an advisory non-binding basis) of the compensation paid to our named executive officers and “FOR” the ratification of KPMG LLP as Investors Bancorp’s independent registered public accounting firm for the year ending December 31, 2017.

Investors Bancorp

Investors Bancorp, a Delaware corporation, is the bank holding company for Investors Bank, a FDIC-insured, New Jersey-chartered capital stock savings bank. Investors Bancorp had $23.17 billion in total assets and 151 full-service banking offices in New Jersey and New York at December 31, 2016. Investors Bancorp’s principal executive offices are located at 101 JFK Parkway, Short Hills, New Jersey 07078, and our telephone number is (973) 924-5100.

Who Can Vote

The Board of Directors has fixed March 27, 2017 as the record date for determining the stockholders entitled to receive notice of and to vote at the Annual Meeting. Accordingly, only holders of record of shares of Investors Bancorp common stock, par value $0.01 per share, at the close of business on such date will be entitled to vote at the Annual Meeting. On March 27, 2017, 310,353,472 shares of Investors Bancorp common stock were outstanding and held by approximately 17,500 holders of record. The presence, in person or by properly executed proxy, of the holders of a majority of the outstanding shares of Investors Bancorp common stock is necessary to constitute a quorum at the Annual Meeting.

How Many Votes You Have

Each holder of shares of Investors Bancorp common stock outstanding on March 27, 2017 will be entitled to one vote for each share held of record. However, Investors Bancorp’s certificate of incorporation provides that stockholders of record who beneficially own in excess of 10% of the then outstanding shares of common stock of Investors Bancorp are not entitled to vote any of the shares held in excess of that 10% limit. A person or entity is deemed to beneficially own shares that are owned by an affiliate of, as well as by any person acting in concert with, such person or entity.

Matters to Be Considered

The purpose of the Annual Meeting is to elect four directors, to approve the compensation paid to our Named Executive Officers on an advisory (non-binding) basis and to ratify the appointment of KPMG LLP as Investors Bancorp’s independent registered public accounting firm for the year ending December 31, 2017.

You may be asked to vote upon other matters that may properly be submitted to a vote at the Annual Meeting. We may adjourn or postpone the Annual Meeting for the purpose, among others, of allowing additional time to solicit proxies.

How to Vote

You may vote your shares:

•	In person at the Annual Meeting. All stockholders of record may vote in person at the Annual Meeting. Beneficial owners may vote in person if they have a legal proxy from their bank or broker.
•

By telephone or Internet (see the instructions at www.proxydocs.com/ISBC). Beneficial owners may also vote by telephone or Internet if their bank or broker makes those methods available, in which case the bank or broker will include the instructions with the proxy materials.

•

By written proxy. All stockholders of record can vote by written proxy card. If you received a printed copy of this Proxy Statement, you may vote by signing, dating and mailing the enclosed Proxy Card, or if you are a beneficial owner, you may request a voting instruction form from your bank or broker.

If you return an executed Proxy Card without marking your instructions, your executed Proxy Card will be voted “FOR” the election of the four nominees for director, “FOR” approval of the executive compensation paid to our named executive officers and “FOR” the ratification of the appointment of KPMG LLP as our independent registered public accounting firm for the year ending December 31, 2017.

Participants in Investors Bancorp Benefit Plans

If you are a participant in our Employee Stock Ownership Plan or 401(k) Plan, or any other benefit plans sponsored by us through which you own shares of our common stock, you will have received a Notice Regarding the Availability of Proxy Materials. Under the terms of these plans, the trustee or administrator votes all shares held by the plan, but each participant may direct the trustee or administrator how to vote the shares of our common stock allocated to his or her plan account. If you own shares through any of these plans and you do not vote by May 18, 2017, the respective plan trustees or administrators will vote your shares in accordance with the terms of the respective plans.

Quorum and Vote Required

The presence, in person or by properly executed proxy, of the holders of a majority of the outstanding shares of Investors Bancorp common stock is necessary to constitute a quorum at the Annual Meeting. Abstentions and broker non-votes will be counted solely for the purpose of determining whether a quorum is present. A proxy submitted by a broker that is not voted on certain matters is sometimes referred to as a broker non-vote.

Directors are elected by a plurality of votes cast, without regard to either broker non-votes or proxies as to which authority to vote for the nominees being proposed is “WITHHELD”. However, any nominee for director in an uncontested election who receives a greater number of votes “WITHHELD” from his or her election than votes “FOR” such election shall tender his or her resignation for consideration by the Nominating and Corporate Governance Committee of the Board. The Committee shall recommend to the Board the action to be taken with respect to the resignation. Any Director who tenders his or her resignation pursuant to this provision shall not participate in the Committee's or the Board's deliberations as to whether to accept the resignation. Should this situation occur, the Board would publicly disclose its decision within 90 days of the certification of the election results. The advisory vote to approve the executive compensation paid to our Named Executive Officers and the ratification of the appointment of KPMG LLP as the independent registered public accounting firm is determined by a majority of the votes cast, without regard to broker non-votes or proxies marked “ABSTAIN”.

Revocability of Proxies

You may revoke your proxy at any time before the vote is taken at the Annual Meeting. You may revoke your proxy by:

•	submitting written notice of revocation to the Corporate Secretary of Investors Bancorp prior to the voting of such proxy;
•	submitting a properly executed proxy bearing a later date;
•	voting again by telephone or Internet (provided such vote is received on a timely basis); or
•	voting in person at the Annual Meeting; however, simply attending the Annual Meeting without voting will not revoke an earlier proxy.

Written notices of revocation and other communications regarding the revocation of your proxy should be addressed to:

Investors Bancorp, Inc.

101 JFK Parkway

Short Hills, New Jersey 07078

Attention:    Brian F. Doran, Esq., Corporate Secretary

If your shares are held in street name, you should follow your broker’s instructions regarding the revocation of proxies.

Solicitation of Proxies

Investors Bancorp will bear the entire cost of soliciting proxies. In addition to solicitation of proxies by mail, Investors Bancorp will request that banks, brokers and other holders of record send proxies and proxy material to the beneficial owners of Investors Bancorp common stock and secure their voting instructions, if necessary. Investors Bancorp will reimburse such holders of record for their reasonable expenses in taking those actions. Laurel Hill Advisory Group, LLC will assist us in soliciting proxies and we have agreed to pay them a fee of $7,000 plus reasonable expenses for their services. If necessary, Investors Bancorp may also use several of its regular employees, who will not be specially compensated, to solicit proxies from stockholders, personally or by telephone, facsimile or letter. In the event there are not sufficient votes for a quorum, or to approve or ratify any matter being presented at the time of this Annual Meeting, the Annual Meeting may be adjourned in order to permit the further solicitation of proxies.

Recommendation of the Board of Directors

Your Board of Directors unanimously recommends that you vote “FOR” each of the nominees for director listed in this Proxy Statement, “FOR” approval on a non-binding advisory basis of the executive compensation paid to our Named Executive Officers and “FOR” the ratification of KPMG LLP as Investors Bancorp’s independent registered public accounting firm for the year ending December 31, 2017.

Security Ownership of Certain Beneficial Owners and Management

Persons and groups who beneficially own in excess of five percent of Investors Bancorp’s common stock are required to file certain reports with the Securities and Exchange Commission (“SEC”) regarding such beneficial ownership. The following table sets forth, as of March 27, 2017, certain information as to the shares of Investors Bancorp common stock owned by persons who beneficially own more than five percent of Investors Bancorp’s issued and outstanding shares of common stock. We know of no persons, except as listed below, who beneficially owned more than five percent of the outstanding shares of Investors Bancorp common stock as of March 27, 2017. For purposes of the following table and the table included under the heading “Directors and Executive Officers,” and in accordance with Rule 13d-3 under the Securities Exchange Act of 1934, as amended, a person is deemed to be the beneficial owner of any shares of common stock (i) over which he or she has, or shares, directly or indirectly, voting or investment power, or (ii) as to which he or she has the right to acquire beneficial ownership at any time within 60 days after March 27, 2017.

Principal Stockholders

Name and Address of Beneficial Owner	Number of Shares Owned and Nature of Beneficial Ownership		Percent of Shares of Common Stock Outstanding (1)
Blue Harbour Group, LP 646 Steamboat Road Greenwich, CT 06830	29,582,428	(2)	9.53%
FMR LLC 245 Summer Street Boston, MA 02210	25,421,986	(3)	8.19%
The Vanguard Group 100 Vanguard Blvd. Malvern, PA 19355	23,186,583	(4)	7.47%
BlackRock, Inc. 55 East 52nd Street New York, NY 10055	19,353,798	(5)	6.24%
Fuller & Thaler Asset Management, Inc. 411 Borel Avenue, Suite 300 San Mateo, CA 94402	19,352,150	(6)	6.24%
Investors Bank Employee Stock Ownership Plan Trust Trustee: First Bankers Trust Services, Inc. 2321 Kochs Lane Quincy, IL 62305	16,350,086	(7)	5.27%

(1)	Based on 310,353,472 shares of Investors Bancorp common stock outstanding as of March 27, 2017.
(2)	Based on a Form 13F-HR filed with the SEC on February 14, 2017.
(3)	Based on a Schedule 13G/A filed with the SEC on February 14, 2017.
(4)	Based on a Schedule 13G/A filed with the SEC on February 10, 2017.

(5)	Based on a Schedule 13G/A filed with the SEC on January 25, 2017.
(6)	Based on a Schedule 13G filed with the SEC on February 23, 2017.
(7)	Based on a Schedule 13G filed with the SEC on February 14, 2017.

Directors and Executive Officers

The following table sets forth information about shares of Investors Bancorp common stock owned by each nominee for election as director, each incumbent director, each Named Executive Officer identified in the summary compensation table included elsewhere in this Proxy Statement, and all nominees, incumbent directors and executive officers as a group, as of March 27, 2017.

Name	Position(s) held with Investors Bancorp Inc. and/or Investors Bank	Shares Owned Directly and Indirectly (1)	Options Exercisable within 60 days	Beneficial Ownership	Percent of Class	Unvested Stock Awards Included in Beneficial Ownership
NOMINEES
Dennis M. Bone	Director	172,744	50,000	222,744	*	80,000
Doreen R. Byrnes	Director	202,638	50,000	252,638	*	80,000
Peter H. Carlin	Director	—	—	—	*	—
William V. Cosgrove	Director	157,450	150,000	307,450	*	80,000
INCUMBENT DIRECTORS
Robert M. Cashill	Chairman	781,902	83,333	865,235	*	100,000
Kevin Cummings	Director, President and Chief Executive Officer	1,879,860	190,476	2,070,336	*	642,857
Brian D. Dittenhafer	Lead Director	366,557	83,333	449,890	*	100,000
Michele N. Siekerka	Director	182,268	120,606	302,874	*	80,000
Robert C. Albanese	Director	171,988	85,302	257,290	*	80,000
Domenick A. Cama	Director, Senior Executive Vice President and Chief Operating Officer	1,445,320	152,380	1,597,700	*	514,286
James J. Garibaldi	Director	101,550	50,000	151,550	*	80,000
James H. Ward III	Director	445,969	50,000	495,969	*	80,000
EXECUTIVE OFFICERS WHO ARE NOT DIRECTORS
Richard S. Spengler	Executive Vice President and Chief Lending Officer	745,947	101,904	847,851	*	402,857
Paul Kalamaras	Executive Vice President and Chief Retail Banking Officer	798,425	101,904	900,329	*	402,857
Sean Burke	Senior Vice President and Chief Financial Officer	369,250	89,523	458,773	*	340,000
All directors and executive officers as a group(2)		7,821,868	1,358,761	9,180,629	2.96%	3,062,857

*	Less than 1%
(1)	Unless otherwise indicated, each person effectively exercises sole, or shared with spouse, voting and dispositive power as to the shares reported.
(2)

Includes 122,157 shares of common stock allocated to the accounts of executive officers under the Investors Bank Employee Stock Ownership Plan (“ESOP”) and excludes the remaining 17,343,147 shares of common stock of which 12,789,847 are unallocated and held for the future benefit of all employee participants. Under the terms of the ESOP, shares of common stock allocated to the account of employees are voted in accordance with the instructions of the respective employees. Unallocated shares are voted by the ESOP Trustee in the same proportion as the vote obtained from participants on allocated shares. Includes 52,924 shares of common stock held through the Company's 401(k) Plan.

On December 18, 2016, Brendan J. Dugan, who had served on the Boards of Directors of Investors Bancorp and Investors Bank since 2013, passed away.

Proposal I–Election of Directors

General

Investors Bancorp’s Board of Directors currently consists of 12 members and is divided into three classes, with one class of directors elected each year. Each of the 12 members of the Board of Directors also serves as a director of Investors Bank. The current Bylaws of Investors Bancorp provide that a director shall retire from the Board at the annual meeting of the Board immediately following the year in which the director attains age 75.

Four directors will be elected at the Annual Meeting. On the recommendation of the Nominating and Corporate Governance Committee, the Board of Directors has nominated Dennis Bone, Doreen Byrnes, Peter Carlin and William Cosgrove for election as directors, each of whom has agreed to serve if so elected. All will serve until their respective successors have been elected and qualified.

Except as disclosed in this Proxy Statement, there are no arrangements or understandings between any nominee and any other person pursuant to which any such nominee was selected. Unless authority to vote for the nominees is withheld, it is intended that the shares represented by your Proxy Card, if executed and returned, will be voted “FOR” the election of all nominees.

In the event that any nominee is unable or declines to serve, the persons named in the Proxy Card as proxies will vote with respect to a substitute nominee designated by Investors Bancorp’s current Board of Directors. At this time, the Board of Directors knows of no reason why any of the nominees would be unable or would decline to serve, if elected.

Investors Bancorp’s Board of Directors recommends a vote “FOR” the election of the nominees for Director named in this proxy statement.

Directors and Executive Officers of Investors Bancorp

The following table states our directors’ names, their ages as of March 27, 2017, and the years when they began serving as directors of Investors Bancorp and when their current term expires.

Name	Position(s) Held With Investors Bancorp	Age	Director Since	Current Term Expires
NOMINEES
Dennis M. Bone	Director	65	2013	2017
Doreen R. Byrnes	Director	67	2002	2017
Peter H. Carlin (1)	Director	44	2017	2020
William V. Cosgrove	Director	69	2011	2017
INCUMBENT DIRECTORS
Robert M. Cashill	Chairman	74	1998	2018
Kevin Cummings	Director, President and Chief Executive Officer	62	2008	2018
Brian D. Dittenhafer	Lead Director	74	1997	2018
Michele N. Siekerka	Director	52	2013	2018
Robert C. Albanese	Director	69	2013	2019
Domenick A. Cama	Director, Senior Executive Vice President and Chief Operating Officer	60	2011	2019
James J. Garibaldi	Director	65	2012	2019
James H. Ward III	Director	68	2009	2019

(1)	Effective March 27, 2017, the Company appointed Peter H. Carlin to the Board of Directors for a three year term.

The following information describes the business experience for each of Investors Bancorp's directors and executive officers.

Nominees for Director

Term to Expire 2020

Dennis M. Bone was appointed to the Board of Directors of Investors Bancorp and Investors Bank on December 6, 2013 upon the consummation of Investors Bancorp’s acquisition of Roma Financial Corporation, where he served as a director. Mr. Bone is the Director of the Feliciano Center for Entrepreneurship at Montclair State University. Previously, Mr. Bone served as President of Verizon New Jersey for 12 years where he was responsible for Verizon’s corporate interests across New Jersey. Mr. Bone had over 33 years’ experience with Verizon, where he served in executive management positions for 17 years. Active in his community, Mr. Bone is on the Board of Trustees of the New Jersey Institute of Technology where he is Chairman of the Audit & Finance Committee, the New Jersey Center for Teaching and Learning, the Citizens Campaign and was recently elected Chairman of the Newark Alliance. In addition, Mr. Bone is Chairman of the New Jersey State Employment and Training Commission which oversees New Jersey’s Workforce System, and was the founding Chairman of Choose New Jersey. Mr. Bone previously served on the Board of Trustees of the Liberty Science Center (12 years), the Board of Directors of the New Jersey Performing Arts Center (12 years), the Aviation Research Technology Park (2 years), and the New Jersey Utilities Association (12 years).

The Nominating and Corporate Governance Committee believes that Mr. Bone's experience, which brings a broader corporate perspective, and his extensive community involvement to be assets to the Board of Directors.

Doreen R. Byrnes was elected to the Board of Directors of Investors Bancorp and Investors Bank in January 2002. Ms. Byrnes retired in 2007 after an employment career in the area of human resources, including having served as Executive Vice President of Human Resources of Investors Bancorp. Ms. Byrnes has a Bachelor’s degree from the University of Florida and a Master’s degree from Fairleigh Dickinson University. She is a member of National Association of Corporate Directors and was awarded the Certificate of Director Education in 2010.

Ms. Byrnes has extensive experience with executive recruitment, retention and compensation as well as a strong understanding of the employees and markets served by Investors Bank. This experience provides a unique perspective to the Board of Directors. The Nominating and Corporate Governance Committee considers Ms. Byrnes’ skills and experience to be assets to the Board of Directors.

Peter H. Carlin was appointed to the Board of Directors of Investors Bancorp and Investors Bank on March 27, 2017. Mr. Carlin has been a Managing Director at Blue Harbour Group since 2014. Prior to joining Blue Harbour Group, Mr. Carlin was a Managing Member of Estekene Capital from 2009 to 2013. Previously, he was a Deputy Portfolio Manager at Alson Capital, where he worked from 2002 to 2009 and at Sanford Bernstein & Co. where he was a Buyside Research Analyst from 2000 to 2002. Mr. Carlin began his career at Morgan Stanley in the Mergers & Acquisitions Group. Mr. Carlin earned his MBA from Columbia Business School in 1999, a JD from Columbia Law School in 1999, and a BA from the University of Pennsylvania in 1994.

Mr. Carlin’s tenure working with financial institutions through the capital markets brings valuable expertise to the Board of Directors. Mr. Carlin’s financial and leadership skills and experience and knowledge, as well as the representation of shareholder interest bring an important asset to the Board of Directors.

William V. Cosgrove was first appointed to the Board of Directors of Investors Bancorp and Investors Bank in October 2011. Mr. Cosgrove had been employed as a non Section 16 officer of Investors Bank since Investors Bancorp’s acquisition of Summit Federal Bankshares, Inc. and Summit Federal Savings Bank in June 2008 through his retirement from Investors Bank on October 1, 2011. Mr. Cosgrove was President and Chief Executive Officer of Summit Federal Savings Bank from 2003 until the acquisition of Summit Federal Savings Bank by Investors Bank. Mr. Cosgrove has over 40 years of experience in banking and has served as president of the N.J. Council of Federal Savings Institutions, and the Union County Savings League. In addition he served on the Board of Governors of the New Jersey Savings League. Mr. Cosgrove is a member of the National Association of Corporate Directors, where he continues his education.

Mr. Cosgrove’s extensive experience in the banking industry and local markets bring valuable expertise to the Board of Directors. The Nominating and Corporate Governance Committee considers Mr. Cosgrove’s financial and leadership skills and his experience and knowledge of the financial services industry in general to be assets to the Board of Directors.

Continuing Directors

Term to Expire 2018

Robert M. Cashill was first elected to the Board of Directors of Investors Bancorp and Investors Bank in February 1998 and has served as Chairman since January 2010. Mr. Cashill served as President and Chief Executive Officer of Investors Bank from December 2002 until his retirement on December 31, 2007. During this time Mr. Cashill was an integral part of the conversion of the former savings bank into the mutual holding company structure raising $500 million in the process. Prior to joining Investors Bank, Mr. Cashill was employed as Vice President Institutional Sales by Salomon Smith Barney from 1977 to 1998, and at Hornblower, Weeks, Hemphill, Noyes from 1966 to 1977. For much of that time he specialized in providing investment analysis and asset/liability management advice to thrift institutions and was, therefore, familiar with thrift recapitalizations and debt issuance. Mr. Cashill has a Bachelor of Science degree in Economics from Saint Peter’s College. He is a member of the National Association of Corporate Directors, where he continues his education and served on the boards of both the New Jersey League of Savings Institutions and the Paper Mill Playhouse.

Mr. Cashill’s leadership skills, extensive background in the financial services industry and his experience working for Investors Bank brings knowledge of industry management and local markets to the Board of Directors. The Nominating and Corporate Governance Committee considers Mr. Cashill’s financial and leadership skills and his experience and knowledge of the financial services industry in general and of Investors Bancorp in particular to be significant assets for the Board of Directors.

Kevin Cummings was appointed President and Chief Executive Officer of Investors Bancorp and Investors Bank effective January 1, 2008 and was also appointed to serve on the Board of Directors of Investors Bank at that time. He previously served as Executive Vice President and Chief Operating Officer of Investors Bank since July 2003. Prior to joining Investors Bank, Mr. Cummings had a 26-year career with the independent accounting firm of KPMG LLP, where he had been partner for 14 years. Immediately prior to joining Investors Bank, he was an audit partner in KPMG’s Financial Services practice in their New York City office and lead partner on a major commercial banking client. Mr. Cummings also worked in the New Jersey community bank practice for over 20 years. Mr. Cummings has a Bachelor’s degree in Economics from Middlebury College and a Master’s degree in Business Administration from Rutgers University. He is the former Chairman of the Board of the New Jersey Bankers Association and sits on the Board of Trustees of the Scholarship Fund for Inner-City Children and Liberty Science Center and is also a member of the Development Leadership Council of Morris Habitat for Humanity. In addition, Mr. Cummings is a member of the Board of the Federal Home Loan Bank of New York, the Independent College Fund of New Jersey, the All Stars Project of New Jersey and the Community Foundation of New Jersey.

Mr. Cummings is a certified public accountant and his background in public accounting enhances the board of directors’ oversight of financial reporting and disclosure issues. The Nominating and Corporate Governance Committee considers Mr. Cummings’ leadership skills and knowledge of accounting, auditing and corporate governance in the financial services industry to be assets to the Board of Directors.

Brian D. Dittenhafer was first elected to the Board of Directors of Investors Bancorp and Investors Bank in 1997. He served as President and Chief Executive Officer of the Federal Home Loan Bank of New York from 1985 until his retirement in 1992. Mr. Dittenhafer joined the FHLB in 1976 where he also served as Vice President and Chief Economist, Chief Financial Officer and Executive Vice President. Previously, he was employed as a Business Economist at the Federal Reserve Bank of Atlanta from 1971 to 1976. From 1992 to 1995, Mr. Dittenhafer served as President and Chief Financial Officer of Collective Federal Savings Bank and as Chairman of the Resolution Funding Corporation from 1989 to 1992. From 1995 to 2007 Mr. Dittenhafer was Chairman of MBD Management Company. Mr. Dittenhafer has a Bachelor of Arts from Ursinus College and a Master of Arts in Economics from Temple University where he subsequently taught economics. He was named to Omicron Delta Epsilon, the national honor society in Economics. Mr. Dittenhafer is a member of the National Association for Business Economics and the National Association of Corporate Directors. In 2007 he was awarded the Certificate of Director Education by the National Association of Corporate Directors, where he continues his education and has achieved Director Professional designation. In 2012, Mr. Dittenhafer achieved the status of the National Association of Corporate Directors Governance Fellow.

Mr. Dittenhafer brings extensive knowledge of the banking industry and a strong background in economics to the Board of Directors. The Nominating and Corporate Governance Committee considers Mr. Dittenhafer’s experience, leadership, financial expertise and strong economics background to be unique assets for the Board of Directors.

Michele N. Siekerka was appointed to the Board of Directors of Investors Bancorp and Investors Bank on December 6, 2013 upon the consummation of Investors Bancorp’s acquisition of Roma Financial Corporation where she served as Chairman. Ms. Siekerka is a licensed attorney and President and CEO of New Jersey Business and Industry Association. From 2010 to 2014, Ms. Siekerka was employed by the New Jersey Department of Environmental Protection, first as an Assistant Commissioner and then she completed her service as Deputy Commissioner. From 2004 to 2010, she served as the President and Chief Executive Officer of the Mercer Regional Chamber of Commerce. From 2000 to 2004, Ms. Siekerka was employed by AAA Mid-Atlantic, first as vice president of human resources and then as senior counsel. Active in numerous civic/professional organizations, Ms. Siekerka is on the Board of Choose New Jersey, New Jersey Innovation Institute, Junior Achievement of New Jersey, Better Choices Better Care and Opportunity New Jersey where she serves as Co-Founder and Co-Chairman. Ms. Siekerka is a former member of the Robbinsville Township Board of Education where she served as President from 2002 to 2005.

The Nominating and Corporate Governance Committee considers Ms. Siekerka’s legal and government affairs expertise and market knowledge to be assets to the Board of Directors.

Term to Expire 2019

Robert C. Albanese was appointed to the Board of Directors of Investors Bancorp and Investors Bank on December 6, 2013 upon the consummation of Investors Bancorp’s acquisition of Roma Financial Corporation, where he served as a director. He was the President and Chief Executive Officer of Pentegra Retirement Services, located in White Plains, New York, from 2007 to 2013 following an eleven year tenure on Pentegra’s Board of Directors. Prior to his employment with Pentegra, he served as Regional Director of the Northeast Region of the Office of Thrift Supervision from 1996 through 2007 where he was directly responsible for the oversight of all federally chartered institutions and their holding companies located in the twelve states comprising the Northeast Region. Prior to 1996, he served in various other capacities with the Office of Thrift Supervision and its predecessor, the Federal Home Loan Bank Board.

Mr. Albanese has also been involved in many civic activities, most prominently as past President and Treasurer of the Waldwick, New Jersey Jaycees. He presently sits on the Board of Trustees of the Bridge Academy, a school for children with learning disabilities located in Lawrenceville, New Jersey. The Nominating and Corporate Governance Committee considers Mr. Albanese's extensive regulatory experience with particular expertise in financial analysis, enterprise risk analysis and audit to be assets to the Board of Directors.

Domenick A. Cama was appointed to the Board of Directors of Investors Bancorp and Investors Bank in January 2011. He became Chief Operating Officer of Investors Bank effective January 1, 2008 and was appointed Senior Executive Vice President in January of 2010. Prior to this appointment, Mr. Cama had served as Chief Financial Officer since April 2003. Prior to joining Investors Bank, Mr. Cama was employed for 13 years by the FHLB where he served as Vice President and Director of Sales. Mr. Cama is also a member of the Board of Directors for the Raritan Bay Medical Center Foundation and the Madison YMCA. Mr. Cama holds a Bachelor’s degree in Economics and a Master’s degree in Finance from Pace University.

Mr. Cama has extensive knowledge of the banking industry and local markets served by Investors Bank. The Nominating and Corporate Governance Committee considers Mr. Cama’s experience, leadership, financial expertise and strong economics background to be unique assets for the Board of Directors.

James J. Garibaldi was appointed to the Board of Directors of Investors Bancorp and Investors Bank in 2012. He is currently the Chief Executive Officer of The Garibaldi Group, a corporate real estate services firm headquartered in Chatham, New Jersey. Mr. Garibaldi joined The Garibaldi Group in 1974. In 1986, Mr. Garibaldi assumed the role of managing partner of the firm and in 1997 he became its Chief Executive Officer. Mr. Garibaldi formerly served as President of CORFAC International. He is also a member of the Board of Trustees of Big Brothers and Big Sisters of North Jersey, a member of the Advisory Board for the Community Soup Kitchen in Morristown and a former member of the Board of Trustees for the Cancer Hope Network as well as the Finance Council for the Diocese of Paterson. Mr. Garibaldi has a Bachelor of Science degree from the University of Scranton.

Mr. Garibaldi’s extensive real estate experience and knowledge of the local real estate market bring valuable expertise to the Board of Directors. The Nominating and Corporate Governance Committee considers Mr. Garibaldi’s leadership skills and real estate knowledge to be assets to the Board of Directors.

James H. Ward III was appointed to the Board of Directors of Investors Bancorp and Investors Bank in June 2009 upon consummation of Investors Bancorp’s acquisition of American Bancorp of New Jersey, Inc. From 1998 to 2000, he was the majority stockholder and Chief Operating Officer of Rylyn Group, which operated a restaurant in Indianapolis, Indiana. Prior to that, he was the majority stockholder and Chief Operating Officer of Ward and Company, an insurance agency in Springfield, New Jersey, where he was employed from 1968 to 1998. He is now a retired investor. In 2009 he was awarded the Certificate of Director Education by the National Association of Corporate Directors, where he is a member and continues his education.

Mr. Ward brings a wide range of management experience and business knowledge that provides a valuable resource to the Board of Directors. These skills and experience combined with the unique perspective Mr. Ward brings from his background as an entrepreneur provide skills and experience which the Nominating and Corporate Governance Committee considers to be valuable assets for the Board of Directors.

Executive Officers of the Bank Who Are Not Also Directors

Richard S. Spengler, age 55, was appointed Executive Vice President and Chief Lending Officer of Investors Bank effective January 1, 2008. Mr. Spengler began working for Investors Bank in September 2004 as Senior Vice President. Prior to joining Investors Bank, Mr. Spengler had a 21-year career with First Savings Bank, Woodbridge, New Jersey where he served as Executive Vice President and Chief Lending Officer from 1999 to 2004. Mr. Spengler holds a Bachelor’s degree in Business Administration from Rutgers University.

Paul Kalamaras, age 58, was appointed Executive Vice President and Chief Retail Banking Officer of Investors Bank in January of 2010. Mr. Kalamaras joined Investors Bank as a Senior Vice President and Director of Retail Banking in August 2008. Before joining Investors, Mr. Kalamaras was Executive Vice President of Millennium bcp bank, N.A., in Newark, New Jersey where he was responsible for the retail, commercial banking and treasury lines of business. He served on the bank’s Executive Committee and was a member of the Board of Directors. Mr. Kalamaras previously was President and CEO of The Barré Company, a manufacturer of precision engineered metal components for the electronics and telecommunications industry. Mr. Kalamaras is a member of, among other organizations, the Board of Directors of New Jersey State Chamber of Commerce, Board of Trustees, New Jersey SEEDS, Board of Directors Big Brothers Big Sisters of Northern NJ and Board of Directors New Jersey Region of the American Red Cross. Earlier, Mr. Kalamaras was Executive Vice President at Summit Bank, where he was responsible for the retail network and business banking. Mr. Kalamaras holds a Bachelor’s degree in Finance from the University of Notre Dame.

Sean Burke, age 45, was appointed Senior Vice President and Chief Financial Officer of Investors Bank effective January 26, 2015. Prior to joining Investors Bank, Mr. Burke was the Managing Director and Head of U.S. Depository Institution Investment Banking for RBC Capital Markets in New York. Mr. Burke has over 20 years of experience working with financial institutions. Mr. Burke earned bachelor's degrees in accounting and computer science from the University of Notre Dame and earned an MBA from Northwestern University's J.L. Kellogg Graduate School of Management. Prior to attending Northwestern, Mr. Burke was a certified public accountant and worked in the financial services audit practice of Ernst & Young.

Corporate Governance Matters

Investors Bancorp is committed to maintaining sound corporate governance guidelines and very high standards of ethical conduct and is in compliance with applicable corporate governance laws and regulations.

Board of Directors Meetings and Committees

The Board of Directors of Investors Bancorp and Investors Bank each met 12 times during 2016. The Board of Directors of Investors Bancorp currently maintains four standing committees: the Nominating and Corporate Governance Committee, the Audit Committee, the Compensation and Benefits Committee and the Risk Oversight Committee.

No director attended fewer than 75% of the total number of Board meetings held by the Investors Bancorp and Investors Bank Board of Directors and all committees of the Boards on which they served (during the period they served) during 2016. Investors Bancorp does not have a specific policy regarding attendance at the annual meeting of stockholders. However, all but one of Investors Bancorp’s directors attended the annual meeting of stockholders held on May 24, 2016.

Director Independence

A majority of the Board of Directors and each member of the Compensation and Benefits, Nominating and Corporate Governance and Audit Committees are independent, as affirmatively determined by the Board of Directors consistent with the listing rules of the Nasdaq Stock Market.

The Board of Directors conducts an annual review of director independence for all current nominees for election as directors and all continuing directors. In connection with this review, the Board of Directors considers all relevant facts and circumstances relating to relationships that each director, his or her immediate family members and their respective related interests has with Investors Bancorp and its subsidiaries.

As a result of this review, the Board of Directors affirmatively determined that Messrs. Cashill, Albanese, Cosgrove, Bone, Dittenhafer, Ward, Carlin and Mses. Byrnes and Siekerka, are independent as defined in the Nasdaq corporate governance listing rules. The Board of Directors determined that Messrs. Cummings and Cama are not independent as they are Investors Bank employees. Mr. Garibaldi is not independent due to commercial real estate brokerage services provided by his company to Investors Bank, the subsidiary of Investors Bancorp, in 2015.

In establishing its structure and appointing a Lead Independent Director, Investors Bancorp has also taken into account the extent to which a director who satisfies independence standards under the listing rules of the Nasdaq Stock Market would also qualify as an independent outside director (as opposed to an affiliated outside director) under the standards set forth by Institutional Shareholder Services (“ISS”).

Board Leadership Structure – Separate CEO and Chairman Role / Lead Independent Director

Currently, the positions of Chairman of the Board and Chief Executive Officer are held by different persons, which the Board believes is appropriate under present circumstances. However, the Board recognizes that its optimal leadership structure can change over time to reflect our Company’s evolving needs, strategy, and operating environment; changes in our Board’s composition and leadership needs; and other factors, including the perspectives of stockholders and other stakeholders. The Board of Directors believes that management accountability and the Board’s independence from management is best served by maintaining a majority of independent directors and where required maintaining standing board committees comprised exclusively of independent members.

In addition, the Board’s Corporate Governance Guidelines allow for the appointment of a Lead Independent Director, who shall be an “independent outside director”, which is defined as an independent director who is not considered an “affiliated outside director” under ISS standards. When appointed by the Board, the Lead Independent Director has the following duties:

•	Preside at all meetings of the independent outside directors and independent directors;
•	Coordinate as necessary Investors Bancorp related activities of the independent outside directors;
•	Facilitate communications between the Chairman of the Board, the CEO and the independent outside directors;
•	Consult as needed with the Chairman of the Board with respect to meeting agendas and schedules, as well as Board materials, prior to Board meetings; and
•	Consult with the Chairman of the Board to assure that appropriate topics are being discussed with sufficient time allocated for each.

The Lead Independent Director has the authority to call meetings of the independent outside directors. Pursuant to the recommendation of the Nominating and Corporate Governance Committee, the Board has appointed Brian D. Dittenhafer as Lead Independent Director.

Corporate Governance Guidelines

The Board of Directors has adopted Corporate Governance Guidelines, which are posted on the “Governance Documents” section of the “Investor Relations” page of Investors Bank’s website at www.myinvestorsbank.com. The Corporate Governance Guidelines cover the general operating policies and procedures followed by the Board of Directors including, among other things:

•	Mission of the Board;
•	Director responsibilities and qualifications;
•	Board nominating procedures and election criteria;
•	Stock ownership policies, Board size, director independence; and
•	Director compensation, education and code of ethics.

The Corporate Governance Guidelines provide for the independent directors of the Board of Directors to meet in regularly scheduled executive sessions. During 2016, eight executive sessions were held, of which three were conducted by the independent directors.

Anti-Hedging Policy

The Corporate Governance Guidelines include an anti-hedging policy, which prohibits directors and executive officers from engaging in or effecting any transaction designed to hedge or offset the economic risk of owning shares of Investors Bancorp common stock. Accordingly, any hedging, derivative or other equivalent transaction that is specifically designed to reduce or limit the extent to which declines in the trading price of Investors Bancorp common stock would affect the value of the shares of Investors Bancorp common stock owned by an executive officer or director is prohibited. Cashless exercises of employee stock options are not deemed short sales and are not prohibited. This policy does not prohibit transactions in the stock of other companies.

Prohibition on Pledging Securities

Company policy prohibits directors and executive officers from holding Company securities in a margin account or pledging Company securities as collateral for any other loan. An exception to this prohibition may be granted, in the sole discretion of the Board and in limited circumstances, after giving consideration to, among other factors, the number of shares proposed to be pledged as a percentage of the director’s or executive officer’s total shares held. No shares are currently pledged by a director or executive officer.

Stock Ownership Requirements

The Board of Directors believes that it is in the best interest of Investors Bancorp and its stockholders to align the financial interests of its executives and directors with those of stockholders. Accordingly, the Corporate Governance Guidelines include Stock Ownership Guidelines for Named Executive Officers and Directors of Investors Bancorp that require the following minimum investment in Investors Bancorp common stock:

CEO:	A number of shares having a market value equal to five times (5.0x) annual base salary
Other Named Executive Officers:	A number of shares having a market value equal to three times (3.0x) annual base salary
Directors:	25,000 shares

Stock holdings are expected to be achieved within five (5) years of either the implementation of the Ownership Guidelines or the starting date of the individual, whichever is later. Stock ownership for Named Executive Officer and Directors is reviewed as of the last day of each calendar quarter.

Majority Voting Policy

The Board of Directors believes that each director of the Company should have the confidence and support of the Company's stockholders and, to this end, the Board has adopted a majority voting policy, which is utilized for the election of any director at any meeting of stockholders for uncontested elections and shall not be applicable for contested elections. Pursuant to this policy, any incumbent director nominee in an uncontested election who receives a greater number of votes “WITHHELD” than votes cast “FOR” at the stockholders meeting shall promptly tender his or her proposed resignation following certification of the stockholder vote.

The Nominating and Corporate Governance Committee will promptly consider the resignation and will recommend to the Board whether to accept the resignation or to take other action, including rejecting the resignation and addressing any apparent underlying causes of the failure of the director to obtain a majority of votes “FOR” such nominee. The Board will act on the Nominating and Corporate Governance Committee's recommendation no later than at its first regularly scheduled meeting following the committee's deliberation and recommendation, but in any case, no later than 90 days following the certification of the stockholder vote. The Company will publicly disclose the Board's decision and process in a periodic or current report filed with or furnished with to the SEC within 90 days following the certification of the stockholder vote. Any director who tenders his or her resignation will not participate in the Nominating and Corporate Governance Committee's or full Board's deliberations, considerations or actions regarding whether or not to accept the resignation or take any other related action.

Nominating and Corporate Governance Committee

The current members of the Nominating and Corporate Governance Committee are: Ms. Byrnes (Chair), Messrs. Bone, Cosgrove, Ward, Dittenhafer and Ms. Siekerka. Each member of the Nominating and Corporate Governance Committee is considered independent as defined in the Nasdaq corporate governance listing rules. The Nominating and Corporate Governance Committee’s Charter and Corporate Governance Guidelines are posted on the “Governance Documents” section of the “Investor Relations” page of the Investors Bank’s website at www.myinvestorsbank.com. The Committee met three times during 2016.

As noted in the Nominating and Corporate Governance Committee Charter, the purpose of the committee is to assist the Board in identifying individuals to become Board members, determine the size and composition of the Board and its committees, monitor Board effectiveness and implement Corporate Governance Guidelines.

In furtherance of this purpose, this committee, among other things, shall:

•

Lead the search for individuals qualified to become members of the Board of Directors and develop criteria (such as independence, experience relevant to the needs of Investors Bancorp, leadership qualities, diversity, stock ownership) for board membership;

•	Make recommendations to the Board concerning Board nominees and stockholders proposals;
•	Develop, recommend and oversee the annual self-evaluation process of the board and its committees;
•	Develop and annually review corporate governance guidelines applicable to Investors Bancorp;
•	Review and monitor the Board’s compliance with Nasdaq Stock Market listing standards for independence; and
•	Review, in consultation with the Compensation and Benefits Committee, directors’ compensation and benefits.

In accordance with Corporate Governance Guidelines, the Committee considers all qualified director candidates identified by members of the Committee, by other members of the Board of Directors, by senior management and by stockholders. Stockholders recommending a director candidate to the Committee may do so by submitting the candidate’s name, resume and biographical information to the attention of the Chairman of this Committee in accordance with procedures listed in this proxy statement (also available on Investors Bancorp’s website). All stockholder recommendations for director candidates that the Chairman of the Committee receives in accordance with these procedures will be presented to the Committee for its consideration. The Committee’s recommendations to the Board are based on its determination as to the suitability of each individual, and the slate as a whole, to serve as directors of Investors Bancorp.

Criteria for Election

Investors Bancorp’s goal is to have a Board of Directors whose members have diverse professional backgrounds and have demonstrated professional achievement with the highest personal and professional ethics and integrity and whose values are compatible with those of Investors Bancorp. The Nominating and Corporate Governance Committee does not have a formal policy with regard to the consideration of diversity in identifying director nominees. However, important factors considered in the selection of nominees for director include experience in positions that develop good business judgment, that demonstrate a high degree of responsibility and independence, and that show the individual’s ability to commit adequate time and effort to serve as a director.

Nominees should have a familiarity with the markets in which Investors Bancorp operates, be involved in activities that do not create a conflict with his/her responsibilities to Investors Bancorp and its stockholders, and have the capacity and desire to represent the balanced, best interests of the stockholders of Investors Bancorp as a group, and not primarily a special interest group or constituency.

The Nominating and Corporate Governance Committee will also take into account whether a candidate satisfies the criteria for “independence” as defined in the Nasdaq corporate governance listing rules, and, if a candidate with financial and accounting expertise is sought for service on the Audit Committee, whether the individual qualifies as an Audit Committee financial expert.

On March 27, 2017, Mr. Carlin was appointed to the Boards of Directors of Investors Bancorp and its subsidiary, Investors Bank, each for a term expiring in 2020. These appointments were made in accordance with an agreement dated as of March 27, 2017 (the “Agreement”) between Investors Bancorp and Blue Harbour Group, L.P. (“Blue Harbour”). Blue Harbour has had a significant shareholder interest in Investors Bancorp since 2014 and Mr. Carlin is a managing director of Blue Harbour. Mr. Carlin has substantial experience and expertise in the capital and financial markets and is very familiar with Investors Bancorp’s operations and the markets in which it conducts business. Mr. Carlin’s appointment further evidences Investors Bancorp’s commitment to alignment and engagement with its shareholders.

Under the terms of the Agreement, for so long as Blue Harbour and the investment funds managed by it own at least four percent (4%) of the outstanding shares of Investors Bancorp’s common stock, it shall be entitled to propose one designee to the Boards of Directors of Investors Bancorp and Investors Bank, subject to the satisfaction of applicable corporate governance requirements. If at any time Blue Harbour’s aggregate ownership of Investors Bancorp’s common stock shall fall below four percent (4%) of the outstanding shares, Investors Bancorp can require that Mr. Carlin, or any other designee of Blue Harbour then serving on the Boards of Directors of Investors Bancorp and Investors Bank, resign from the Boards of Directors. For a further discussion of the Agreement, see “Transactions with Related Persons”.

Procedures for the Nomination of Directors by Stockholders

As previously indicated, the Nominating and Corporate Governance Committee has adopted procedures for the consideration of Board candidates submitted by stockholders. Stockholders can submit the names of candidates for director by writing to the Chair of the Nominating and Corporate Governance Committee, at Investors Bancorp, Inc., 101 JFK Parkway, Short Hills New Jersey 07078. The submission must include the following information:

•	a statement that the writer is a stockholder and is proposing a candidate for consideration by the Nominating and Corporate Governance Committee;
•	the qualifications of the candidate and why this candidate is being proposed;
•

the name, address and contact information for the nominated candidate, and the number of shares of Investors Bancorp common stock that are owned by the candidate (if the candidate is not a holder of record, appropriate evidence of the stockholder’s ownership should be provided);

•

the name and address of the nominating stockholder as he/she appears on Investors Bancorp’s books, and number of shares of Investors Bancorp common stock that are owned beneficially by such stockholder (if the stockholder is not a holder of record, appropriate evidence of the stockholder’s ownership will be required);

•	a statement of the candidate’s business and educational experience;
•	such other information regarding the candidate as would be required to be included in a proxy statement pursuant to SEC Regulation 14A;
•	a statement detailing any relationship between the candidate and Investors Bancorp and between the candidate and any customer, supplier or competitor of Investors Bancorp;
•	detailed information about any relationship or understanding between the proposing stockholder and the candidate; and
•	a statement that the candidate is willing to be considered and willing to serve as a director if nominated and elected.

A nomination submitted by a stockholder for presentation by the stockholder at an annual meeting of stockholders must comply with the procedural and informational requirements described in “Advance Notice of Business to be Conducted at an Annual Meeting.” Investors Bancorp did not receive any stockholder submission for Board nominees for this annual meeting.

Stockholder and Interested Party Communication with the Board

A stockholder of Investors Bancorp who wants to communicate with the Board or with any individual director can write to the Chair of the Nominating and Corporate Governance Committee at Investors Bancorp, Inc., 101 JFK Parkway, Short Hills, New Jersey 07078. The letter should indicate that the author is a stockholder and if shares are not held of record, should include appropriate evidence of stock ownership. Depending on the subject matter, the Chair will:

•	Forward the communication to the director(s) to whom it is addressed;
•	Handle the inquiry directly, for example where it is a request for information about Investors Bancorp or it is a stock-related matter; or
•	Not forward the communication if it is primarily commercial in nature, relates to an improper or irrelevant topic, or is unduly hostile, threatening, illegal or otherwise inappropriate.

At each Board meeting, the Chair of the Nominating and Corporate Governance Committee shall present a summary of all communications received since the last meeting and make those communications available to the directors upon request.

Code of Business Conduct and Ethics

The Board has adopted a Code of Business Conduct and Ethics to be followed by Investors Bancorp’s employees, officers (including its CEO, CFO and CAO) and directors to communicate our commitment to ethical conduct and to describe our standards and expectations for integrity and ethical behavior. Directors, NEOs, executive officers and employees are required to read, understand and comply with the Code. Investors Bancorp requires that all new employees take Code training shortly after their commencement of employment and also requires periodic training for all directors and employees. All employees must certify annually that they have read the Code and agree to abide by it.

The Code provides that any waivers for directors or executive officers may be made only by the Board of Directors and must be promptly disclosed to the shareholders. During 2016, the Board of Directors did not receive nor grant any request for directors or executive officers for waivers under the provisions of the Code.

This Code was last modified on November 22, 2016 and is available on the “Governance Documents” section of the “Investors Relations” page of the Investors Bank’s website at www.myinvestorsbank.com. Investors Bancorp will post on its website any amendments to the Code and any waivers granted to its directors or executive officers.

Investors Bancorp expects its employees to report behavior that concerns them or may represent a violation of the Code. Investors Bancorp offers several channels by which employees may raise an issue or concern, including any actual or potential violation of the Code. One such channel is EthicsPoint, a website and telephone hotline that is available to employees 24 hours a day, 7 days a week. EthicsPoint complaints or concerns can be submitted anonymously.

Environmental, Social and Corporate Governance

As we continuously endeavor to make Investors Bancorp a great place to work, we listen to our employees and build on our programs and resources to enhance their experience, help cultivate their competencies and further their careers with us. We are dedicated to the learning initiatives for our employees that promote both their professional and personal well-being. We have a chief culture officer who focuses on ensuring that the strategies and ideas of the Company align with the overall long-term strategy of the organization.

Our strong sense of community is one of our main core values and we make this part of the onboarding experience for our new employees through volunteer opportunities in the communities we serve. This community involvement and team orientation are incorporated into our annual performance reviews. Our contributions to community-based organizations are just a part of the commitment we make.

Our business practices and policies also promote social responsibility, both environmentally and industry-related, to promote responsible growth. We continuously focus on our economic, social and corporate governance responsibilities to grow in a sustainable manner.

Section 16(a) Beneficial Ownership Reporting Compliance

Investors Bancorp’s common stock is registered with the SEC pursuant to Section 12(b) of the Exchange Act. The executive officers and directors of Investors Bancorp, and beneficial owners of greater than 10% of Investors Bancorp’s common stock, are required to file reports on Forms 3, 4 and 5 with the SEC disclosing beneficial ownership and changes in beneficial ownership of Investors Bancorp’s common stock. The SEC rules require disclosure in Investors Bancorp’s Proxy Statement or Annual Report on Form 10-K of the failure of an executive officer, director or 10% beneficial owner of Investors Bancorp’s common stock to file a Form 3, 4, or 5 on a timely basis. Based on Investors Bancorp’s review of ownership reports and confirmations by executive officers and directors, Investors Bancorp believes that, during 2016, its officers, directors and beneficial owners of greater than 10% of its common stock timely filed all required reports.

Transactions With Certain Related Persons

Federal laws and regulations generally require that all loans or extensions of credit to executive officers and directors must be made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with the general public and must not involve more than the normal risk of repayment or present other unfavorable features. However, regulations also permit executive officers and directors to receive the same terms through programs that are widely available to other employees, as long as the executive officer or director is not given preferential treatment compared to the other participating employees. Pursuant to such a program, loans have been extended to executive officers on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with the general public, with the exception of waiving certain fees. These loans do not involve more than the normal risk of collectability or present other unfavorable features.

Section 402 of the Sarbanes-Oxley Act of 2002 generally prohibits an issuer from: (1) extending or maintaining credit; (2) arranging for the extension of credit; or (3) renewing an extension of credit in the form of a personal loan for an officer or director. However, the prohibitions of Section 402 do not apply to loans made by a depository institution, such as Investors Bank, that is insured by the FDIC and is subject to the insider lending restrictions of the Federal Reserve Act. The Audit Committee and the Board reviews related party transactions, the disclosure of which is required under SEC proxy disclosure rules.

As noted above in the section entitled “Criteria for Election”, on March 27, 2017 Investors Bancorp entered into the Agreement with Blue Harbour pursuant to which Mr. Carlin was appointed to the Boards of Directors of Investors Bancorp and Investors Bank. Under the terms of the Agreement, for so long as Blue Harbour and the investment funds managed by it own at least four percent (4%) of the outstanding shares of Investors Bancorp’s common stock, it shall be entitled to have one designee serve on the Boards of Directors of Investors Bancorp and Investors Bank, subject to the satisfaction of applicable corporate governance requirements. If at any time Blue Harbour’s aggregate ownership of Investors Bancorp’s common stock shall fall below four percent (4%) of the outstanding shares, Investors Bancorp can require that Mr. Carlin, or any other designee of Blue Harbour then serving on the Boards of Directors of Investors Bancorp and Investors Bank, resign from the Boards of Directors.

In accordance with the terms of the Agreement, during the period commencing on March 27, 2017 and ending on the earlier of (i) the day after the Company’s 2020 Annual Meeting of Stockholders, or (ii) the date as of which Blue Harbour’s Board designee is no longer a director of the Company and Investors Bank (the “Restricted Period”), Blue Harbour agreed to vote its shares (A) in favor of each director nominated and recommended by the Board for election by the stockholders, (B) against any stockholder nominations for director that are not approved and recommended by the Board and against any proposals or resolutions to remove any member of the Board, and (C) in accordance with the recommendations of the Board on all other proposals of the Board set forth in the Company’s proxy statements. During the Restricted Period, Blue Harbour also agreed to comply with the terms of customary standstill provisions.

Risk Oversight Matters

Risk Oversight Committee

The entire Board of Directors is engaged in risk oversight. However, the Board established a separate standing Risk Oversight Committee to facilitate its risk oversight responsibilities. The current members of the Risk Oversight Committee are Messrs. Ward (Chair), Bone, Cosgrove, Cashill, Dittenhafer, Garibaldi, Albanese, and Mses. Byrnes and Siekerka. The Chief Executive Officer and Chief Operating Officer serve as a resource to the Risk Oversight Committee but have no vote in the committee’s decision-making process. The Risk Oversight Committee Charter is posted on the “Governance Documents” section of the “Investors Relations” page of the Investors Bank’s website at www.myinvestorsbank.com. The Committee met three times during 2016.

The Risk Oversight Committee has responsibility for enterprise-wide risk management and determining that significant risks of Investors Bancorp are monitored by the Board of Directors or one of its standing committees. In addition, the Risk Oversight Committee reviews new products and services proposed to be implemented by management to determine that appropriate risk identification has occurred and that controls are considered to mitigate identified risks to an acceptable level. The Risk Oversight Committee is also responsible for reviewing and monitoring enterprise risk including interest rate, liquidity, operational, compliance, strategic and reputational risks.

Audit Committee Matters

Audit Committee

The current members of the Audit Committee are: Messrs. Albanese (Chair), Cosgrove, Dittenhafer, Ward and Mses. Byrnes and Siekerka. Each member of the Audit Committee is considered independent as defined in the Nasdaq corporate governance listing rules and under SEC Rule 10A-3. The Board considers Mr. Albanese, the Chair of the Audit Committee, and Mr. Dittenhafer each an “audit committee financial expert” as that term is used in the rules and regulations of the SEC.

The Audit Committee operates under a written charter adopted by the Board of Directors. The Audit Committee’s Charter is posted on the “Governance Documents” section of the “Investor Relations” page of Investors Bank’s website at www.myinvestorsbank.com.

As noted in Audit Committee Charter, the primary purpose of the Audit Committee is to assist the Board in overseeing:

•	The integrity of Investors Bancorp’s financial statements;
•	Investors Bancorp’s compliance with legal and regulatory requirements;
•	The independent auditor’s qualifications and independence;
•	The performance of Investors Bancorp’s internal audit function and independent auditor; and
•	Investors Bancorp’s system of disclosure controls and system of internal controls regarding finance, accounting, and legal compliance.

In furtherance of this purpose, this committee, among other things, shall:

•	Retain, oversee and evaluate a firm of independent registered public accountants to audit the annual financial statements;
•

Review the integrity of Investors Bancorp’s internal controls over financial reporting, both internal and external, in consultation with the independent registered public accounting firm and the internal auditor;

•	Review the financial statements and the audit report with management and the independent registered public accounting firm;
•	Review earnings and financial releases and quarterly and annual reports filed with the SEC; and
•	Approve all engagements for audit and non-audit services by the independent registered public accounting firm.

The Audit Committee met six times during 2016. The Audit Committee reports to the Board of Directors on its activities and findings.

Audit Committee Report

Pursuant to rules and regulations of the SEC, this Audit Committee Report shall not be deemed incorporated by reference by any general statement incorporating by reference this Proxy Statement into any filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except to the extent that Investors Bancorp specifically incorporates this information by reference, and otherwise shall not be deemed “soliciting material” or to be “filed” with the SEC subject to Regulation 14A or 14C of the SEC or subject to the liabilities of Section 18 of the Exchange Act.

Management has the primary responsibility for Investors Bancorp’s internal control and financial reporting process, and for making an assessment of the effectiveness of Investors Bancorp’s internal control over financial reporting. The independent registered public accounting firm is responsible for performing an independent audit of Investors Bancorp’s consolidated financial statements in accordance with standards of the Public Company Accounting Oversight Board (United States) (“PCAOB”) and to issue an opinion on those financial statements, and for providing an opinion on the Company's internal control over financial reporting. The Audit Committee’s responsibility is to monitor and oversee these processes.

As part of its ongoing activities, the Audit Committee has:

•

reviewed and discussed with management, and the independent registered public accounting firm, the audited consolidated financial statements and the internal control procedures of Investors Bancorp for the year ended December 31, 2016;

•

discussed with the independent registered public accounting firm the matters required to be discussed by Statement on Auditing Standards No. 1301, Communications with Audit Committees, as adopted by the PCAOB; and

•

received the written disclosures and the letter from the independent registered public accounting firm required by applicable requirements of the PCAOB regarding the independent registered public accounting firm’s communications with the Audit Committee concerning independence, and has discussed with the independent registered public accounting firm its independence from Investors Bancorp.

Based on the review and discussions referred to above, the Audit Committee has recommended to Investors Bancorp’s Board of Directors that the audited consolidated financial statements for the year ended December 31, 2016 be included in Investors Bancorp’s Annual Report on Form 10-K for filing with the SEC. In addition, the Audit Committee approved the re-appointment of KPMG LLP as the independent registered public accounting firm for the year ending December 31, 2017, subject to the ratification of this appointment by the stockholders of Investors Bancorp.

Audit Committee of Investors Bancorp, Inc.

Robert C. Albanese, Chair

William V. Cosgrove, Member

Brian D. Dittenhafer, Member

James H. Ward III, Member

Doreen R. Byrnes, Member

Michele N. Siekerka, Member

Compensation and Benefits Committee Matters

Compensation and Benefits Committee

The current members of the Compensation and Benefits Committee are: Messrs. Bone (Chair), Albanese, Cosgrove, Dittenhafer, Ward and Ms. Byrnes. Each member of the Compensation and Benefits Committee is considered independent as defined in the Nasdaq corporate governance listing rules and SEC Rule 10C-1. The Compensation and Benefits Committee’s Charter is posted on the “Governance Documents” section of the “Investor Relations” page of the Investors Bank’s website at www.myinvestorsbank.com. The Committee met seven times during 2016.

As noted in the Compensation and Benefits Committee Charter, the purpose of the committee is to assist the Board in carrying out the Board’s overall responsibility relating to executive compensation, incentive compensation and equity and non-equity based benefit plans.

In furtherance of this purpose, this committee, among other things, shall:

•	Review and recommend to the Board for approval the Chief Executive Officer’s annual compensation, including salary, cash incentive, incentive and equity compensation;
•

Review and recommend to the Board the evaluation process and compensation for Investors Bancorp’s executive officers and coordinate compensation determinations and benefit plans for all employees of Investors Bancorp;

•	Review Investors Bancorp’s incentive compensation and other equity-based plans and make changes in such plans as needed;
•	Review, as appropriate and in consultation with the Nominating and Corporate Governance Committee, director compensation and benefits; and
•	Review the independence of the Compensation and Benefits Committee members, legal counsel and compensation consultants.

In addition to these duties the committee shall assist the Board in recruiting and succession planning.

The Compensation and Benefits Committee retains responsibility for all compensation recommendations to the Board of Directors as to Investors Bancorp’s executive officers. The Compensation and Benefits Committee may utilize information and benchmarks from an independent compensation consulting firm, and from other sources, to determine how executive compensation levels compare to those companies within the industry. The Compensation and Benefits Committee may review published data for companies of similar size, location, financial characteristics and stage of development among other factors.

In designing the compensation program for Investors Bancorp, the Committee takes into consideration methods to avoid encouraging the taking of excessive risk by executive management or by any other employees. The Committee assessed risks posed by the incentive compensation paid to executive management and other employees and determined that Investors Bancorp’s compensation policies, practices and programs do not pose risks that are reasonably likely to have a material adverse effect on Investors Bancorp.

The basic elements of Investors Bancorp’s executive compensation program include base salary, annual cash incentive awards, long-term equity incentive awards and other benefit arrangements. In addition to determining the compensation payable to Investors Bancorp’s executive officers, including the Chief Executive Officer and other Named Executive Officers, the Compensation and Benefits Committee evaluates senior executive and director compensation plans and programs, administers and has discretionary authority over the issuance of equity awards under Investors Bancorp’s equity compensation plans and oversees preparation of a report on executive compensation for inclusion in Investors Bancorp’s annual proxy statement. The Compensation and Benefits

Committee is supported by the Chief Executive Officer and Chief Operating Officer, both of whom serve as a resource by providing input regarding Investors Bancorp’s executive compensation program and philosophy.

Compensation and Benefits Committee Interlocks and Insider Participation

During 2016, Messrs. Dittenhafer, Dugan, Albanese, Bone and Ward served as members of the Compensation and Benefits Committee. None of these directors has ever been an officer or employee of Investors Bancorp; or an executive officer of another entity at which one of Investors Bancorp’s executive officers serves on the Board of Directors, or had any transactions or relationships with Investors Bancorp in 2016 requiring specific disclosures under SEC rules or Nasdaq listing standards. Mr. Cosgrove and Ms. Byrnes, who also served as members of the Compensation and Benefits Committee in calendar 2016, are neither an executive officer of another entity at which one of Investors Bancorp’s executive officers serves on the Board of Directors, nor had transactions or relationships with Investors Bancorp in 2016 requiring specific disclosures under SEC rules. Mr. Cosgrove was a non Section 16 officer of Investors Bank commencing with Investors Bancorp’s acquisition of Summit Federal Bankshares, Inc. and Summit Federal Savings Bank in June 2008 through his retirement from Investors Bank on October 1, 2011. Ms. Byrnes was an officer of Investors Bank prior to her retirement in 2007.

Compensation Discussion and Analysis

Investors Bancorp’s Transformation from 2007 - 2014

Since the Company’s initial public offering in 2005, it has transitioned from a wholesale thrift to a retail commercial bank. This transition has been primarily accomplished by growing commercial loans and shifting the mix of deposits to a greater percentage of core deposits. A significant portion of this growth was achieved organically and through bank acquisitions. From 2008 through 2014 the Company completed eight bank or bank branch acquisitions which provided us with the opportunity to grow our business, expand our geographic footprint and improve our financial performance.

Capital management is also a key component of our business strategy. In May 2014 we raised net proceeds of $2.2 billion in equity upon the completion of the second step mutual conversion (“Second Step Conversion”). Prior to the Second Step Conversion, our parent company held 55% of Investors Bancorp's outstanding common stock in connection with its initial public offering in 2005. With the completion of the Second Step Conversion, we reorganized from a two-tier mutual holding company structure to a fully public stock holding company structure. This was an important milestone for our company which was the culmination of the significant growth from the period 2007 through 2014, where assets grew 245% and total shareholder return over that same period was 86%.

2007 2008 2009 2010 2011 2012 2013 2014 Asset Growth: 245% Total Shareholder Return: 86% June 2008 Acquisition of Summit Federal Savings Bank  May 2009 Acquisition of American Bank of New Jersey October 2009 Acquisition of 6 Banco Popular Branches October 2010 Acquisition of Millennium Bcpbank  branches  January 2012 Acquisition of Brooklyn Federal Savings Bank October 2012 Acquisition of Marathon National Bank December 2013 Acquisition of Roma Financial Corporation January 2014 Acquisition of Gateway Financial May 2014 $2.2 Billion Capital Raise

2016 Financial Performance

We continue to execute on a strategy of prudent capital management to create shareholder value. During 2016, we accomplished this through a combination of organic growth, stock repurchases and dividends. Since receiving approval in March 2015 for our repurchase program, we have repurchased 62.9 million shares totaling $746.3 million at an average price of $11.86. For the year ended 2016 our dividend payout ratio was 40% which includes a 33% dividend increase in the fourth quarter of 2016 to $0.08 per share. These capital strategies are important to the successful deployment of the $2.2 billion in capital raised during the Second Step Conversion. Our total shareholder return for the one, two and three year period ended December 31, 2016 was 14.7%, 29.7% and 46.9%, respectively.

2016 was another strong year of earnings for Investors Bancorp as earnings per share grew 16% year over year. We continued to make significant investments in our risk management infrastructure and branch franchise. Total assets increased $2.28 billion, or 10.9% to $23.17 billion at December 31, 2016 from $20.89 billion at December 31, 2015, driven mainly by loan growth of $1.91 billion year-over-year. Our credit quality remains a key focus for our Company as demonstrated by the decrease in our level of non-accrual loans to $94.3 million in 2016 from $115.4 million in 2015.

Net Income  (in millions)  $131.7 $181.5 $192.1 2014 2015 2016   Credit Quality  Non-Performing Assets 0.81% 0.69% 0.47% 2014 2015 2016 Non-performing assets as a percentage of total assets  Capital Levels  Common Equity Tier 1 Ratio 19.06%  15.85%  13.48% 2014 2015 2016   Total Shareholder Return  Three Year  13%  28%  47%  2014 2015 2016

Executive Summary

As discussed in greater detail below, our compensation program is specifically designed to provide executives with competitive compensation packages that include elements of both reward and retention. The Compensation and Benefits Committee routinely reviews our executive compensation practices to remain market competitive and to ensure that these practices are aligned with our compensation philosophy and objectives, regulatory requirements and evolving best practices. Key highlights of the program include:

•

All members of the Compensation and Benefits Committee and all of its compensation consultants and advisers are independent under applicable Nasdaq rules, which ensures that all aspects of the compensation decision-making process are free from conflicts of interest.

•	The Compensation and Benefits Committee controls the selection and activities of any compensation consultant or advisers who assist us with executive compensation matters.
•	We maintain a clawback policy for bonus and other incentive compensation paid to executive officers, which mitigates risk-taking behavior.
•

Our directors and Named Executive Officers are required to hold our common stock at specified minimum levels, which recognizes the importance of aligning their interests with those of stockholders. In particular, our Chief Executive Officer is required to hold Investors Bancorp common stock valued at five times his annual base salary.

•

The Compensation and Benefits Committee continually reviews all incentive compensation programs with respect to risk-taking behavior, with the guiding principle being the safety and soundness of Investors Bancorp and Investors Bank as paramount to all compensation incentives. The Compensation and Benefits Committee consults with the Risk Oversight Committee on these matters.

•	A significant portion of each Named Executive Officer's compensation is in the form of short and long-term performance-based pay, which reflects and reinforces our pay for performance philosophy.
•	Compensation packages for Named Executive Officers include an appropriate mix of fixed and variable pay, which provides Named Executive Officers with both reward and retention incentives.
•	We provide limited executive perquisites.
•	Assistance is regularly provided to the Compensation and Benefits Committee by an independent compensation consultant selected by such committee.

This discussion is focused specifically on the compensation of the following executive officers, each of whom is named in the Summary Compensation Table and other compensation tables which appears later in this section. The following executives are referred to in this discussion as “Named Executive Officers.”

Name	Title
Kevin Cummings	President and Chief Executive Officer
Domenick A. Cama	Senior Executive Vice President and Chief Operating Officer
Richard S. Spengler	Executive Vice President and Chief Lending Officer
Paul Kalamaras	Executive Vice President and Chief Retail Banking Officer
Sean Burke	Senior Vice President and Chief Financial Officer

Executive Compensation Philosophy

Investors Bancorp’s executive compensation program is designed to offer competitive cash and equity compensation and benefits that will attract, motivate and retain highly qualified and talented executives who will help maximize Investors Bancorp’s financial performance and earnings growth. Investors Bancorp’s executive compensation program is also intended to align the interests of its executive officers with stockholders by rewarding performance against established corporate financial targets, and by motivating strong executive leadership and superior individual performance. In this regard: (1) a substantial portion of the compensation payable to our Named Executive Officers is linked to financial and individual performance; (2) the interests of our Named Executive Officers are aligned with the long-term interests of our stockholders through their stock-based and non-equity incentive compensation, which are earned primarily based on the satisfaction of corporate performance metrics; (3) our focus is providing compensation that is commensurate with the achievement of short-term and long-term financial goals and individual performance; and (4) our executive compensation program is competitive to attract, retain and motivate our Named Executive Officers.

Investors Bancorp’s executive compensation program allocates portions of total compensation between long-term and short-term compensation and between cash and non-cash compensation by including competitive base salaries, an annual cash incentive plan, stock options and performance and time-based stock awards, supplemental executive retirement benefits and executive perquisites, which encourage long term employment with Investors Bancorp.

The compensation paid to each Named Executive Officer is based on the executive officer’s level of job responsibility, corporate financial performance measured against corporate financial targets, and an assessment of individual performance. A significant portion of each Named Executive Officer's total compensation is performance-based because each executive is in a leadership role that can significantly impact corporate performance.

The following are key features of our executive compensation program:

What We Do	What We Don’t Do

✓    We carefully control business risk by ensuring that the structure and administration of our executive and incentive compensation plans are reasonable and appropriate.

✓    We utilize an independent compensation consultant to annually evaluate Named Executive Officer cash and stock compensation based on the pay levels of comparable executives in fifteen-to-twenty peer comparator banking companies.

✓    We pay equity and non equity incentive compensation based on our most important measurable and verifiable corporate performance objectives.

✓    We award long-term stock compensation, the vesting of which depends on multi-year financial performance.

✓    We conservatively vest stock compensation over long periods of time (generally five years for performance-based stock awards and five-to-seven years for time-vested stock awards).

✓    We require each of our Named Executive Officers to own Company common stock valued at a minimum of three-to-five times their annual salary.

✓    We maintain a clawback policy for bonus and other incentive compensation paid to executive officers, which mitigates risk-taking behavior.

✓    We will place greater weight on performance when granting future equity awards.

✘  We don’t modify annual incentive compensation performance objectives during the year in which those objectives apply.

✘  We don’t award stock compensation with short vesting periods to Named Executive Officers

✘  We don’t require the base salaries and total cash compensation of our Named Executive Officers to attain any particular percentile position versus the compensation of executives in our peer comparator companies.

✘  We don’t allow directors and executive officers to engage in or effect transactions designed to hedge or offset economic risk of owning shares of our stock.

✘  We don’t allow directors and executive officers to hold company stock in a margin account or pledge securities as collateral.

✘  We no longer enter into change of control agreements with single triggers.

✘  We don’t have excessive perquisites.

✘  We don’t enter into new employment contracts with tax gross up provisions.

Summary of Shareholder Engagement

Following Investors Bancorp’s Annual Meeting of Stockholders in May 2016, the Compensation and Benefits Committee reviewed the results of the stockholder advisory vote on our 2015 executive compensation program for our Named Executive Officers and related compensation policies and decisions. At our 2016 annual meeting, approximately 52% of the votes cast on the proposal were voted in support of the compensation outlined in last year’s proxy statement (commonly referred to as “Say-on-Pay”). This was a significant departure from the support stockholders expressed in the 2014 and 2015 Say-on-Pay votes (approximately 98% and 96%, respectively) even though the core philosophy and design of our annual compensation programs remained materially consistent across all three years.

Throughout the course of 2016, management met with the majority of shareholders, primarily through individual conversations, investor conferences, investor roadshows, through our investor relations channel and at our annual shareholder meeting. Management reached out to over 50% of outstanding shareholders over the course of 2016 and had interaction with over 40% of outstanding shareholders. Over the course of the interaction and meetings, management discussed the Company’s most recent financial results, capital management and execution of business strategies. In addition to these items, stockholder feedback following the 2016 Say-on-Pay was also discussed. Below is a summary of the areas discussed with regard to Say-on-Pay:

What We Heard

The 2015 Stock and Option Awards granted to our CEO were viewed as excessive and were not well understood.

We had extensive discussions with shareholders relating to Say-on-Pay, primarily related to the size of the 2015 grant of Stock and Option awards granted to our CEO under the 2015 Equity Incentive Plan. As part of these discussions, we found that these shareholders understood the Company’s rationale in making such awards and were also familiar with marketplace precedents in the banking industry that the Company relied upon in establishing the size and structure of such awards. Management believes our shareholders understood the transformation the Company underwent up through 2014 and the strong incentive and retention features embedded in the awards.

How We Responded

Future awards will not be of this magnitude.

The magnitude of the 2015 stock grant was made in the context of an important milestone in the Company’s historic Second Step Conversion to a fully public company. The Company does not anticipate that future awards of stock compensation to the Named Executive Officers will be similar to the 2015 grant in size or in potential compensation value.

In 2016, the Compensation and Benefits Committee determined that no awards to Named Executive Officers were necessary, as the number of restricted stock awards and stock options provided to the Named Executive Officers in June 2015 were effective in achieving performance incentive and management retention. The sustained service requirements and future performance contingencies included in the 2015 stock awards will be effective in retaining and motivating our senior management team to continue their dedication and loyalty to the Company, as well as their concentrated efforts toward furthering Company growth and shareholder value creation.

Based on information provided to the Compensation and Benefits Committee, future stock awards granted to the Named Executive Officers will not be similar in size or potential value to those provided in June 2015. The future use of stock incentive compensation as an element of the Company’s overall executive compensation program will depend on specific items, including but not limited to individual and company performance, succession and leadership evaluation, comparative compensation data and prevailing marketplace practice.

Greater emphasis on performance based compensation.

Since the June 2015 stock awards were primarily focused on the future retention and stability of our key management team, 75% of the awards were made in the form of time-vested restricted stock with seven-year vesting. We believe that our seven-year vesting schedule is an extraordinarily long and stringent requirement as compared to the compensation practices of our peers, and that it will ensure the strong retention of our key executives in the years ahead.

25% of the equity grants made in 2015 to the NEO’s were performance based and will measure certain performance metrics over a three year period (2015-2017). The Compensation and Benefits Committee is aware of the use of performance-based compensation made by its selected peer comparator companies in recent years and expects that future awards of stock incentive compensation to the Named Executive Officers will be weighted more heavily towards performance-based compensation.

The Compensation and Benefits Committee does not have any immediate plans or any explicit intentions to make additional stock awards to the Chief Executive Officer or Chief Operating Officer or to establish commensurate performance periods or requirements since the Company is still in the midst of the performance period established in 2015. Should any such stock awards and their related contingencies be established by the Compensation and Benefits Committee going forward, the Company expects that a greater number of future stock awards will be associated with specific performance requirements reflective of the Company’s strategic multi-year performance objectives.

Changes made to pension benefits.

The Compensation and Benefits Committee carefully and diligently reviews all elements of compensation on an annual basis. The Committee utilizes information and benchmarks to determine how executive compensation levels compare to those companies within the industry. As a result of their review, changes were made to the pension benefits.

As of December 31, 2016, the annual benefit provided under the tax-qualified defined benefit plan (the “Defined Benefit Plan”) was frozen. As a result, each participant’s frozen accrued benefit will be determined as of December 31, 2016 and no further benefits will accrue beyond such date.

Additionally, effective December 31, 2016, the Executive Supplemental Retirement Wage Replacement Plan (“SERP II”) was frozen. The SERP II was amended to freeze future benefit accruals and, for certain participants, structure the benefits payable attributable solely to the participants’ 2016 year of service to vest over a two-year period. Messrs. Cummings, Cama, Kalamaras and Spengler are participants in the SERP II and were impacted by this freeze.

Continue to enhance shareholder engagement.

Throughout 2016, management met with over 40% of outstanding shareholders, with an outreach to over 50% of outstanding shareholders. We meet with the majority of our shareholders through individual conversations, at certain investor conferences, investor roadshows, through our investor relations channel and at our annual shareholder meeting. We will continue to create opportunities for shareholder engagement going forward through similar channels as we did in 2016. In addition, we have a structure in place to allow shareholders to communicate directly with our Board (see “Corporate Governance Matters” section above).

We have regular dialogue with members of Blue Harbor Group, one of our largest shareholders since 2014 and remain aligned on strategy and practices that deliver shareholder value. Blue Harbor Group supported Say-on-Pay at our 2016 annual meeting because they understood the principles under which those shares were granted.

On March 27, 2017 the Company announced the appointment of Peter Carlin to the 2020 class of Directors for Investors Bancorp and Investors Bank. Mr. Carlin has been a Managing Director at Blue Harbour since 2014. We believe that having one of our largest shareholders represented as a member of our Boards demonstrates our commitment to further aligning our interests with shareholders. Mr. Carlin’s strong financial background and operational expertise will enhance our Boards as we continue to grow our franchise.

Role of Executive Officers

Although the Compensation and Benefits Committee is ultimately responsible for designing our executive compensation program, the Chief Executive Officer and Chief Operating Officer serve as a resource to the Compensation and Benefits Committee and are critical in ensuring that the Compensation and Benefits Committee has the pertinent information needed to make well-informed and appropriate decisions. The Chief Executive Officer and Chief Operating Officer participate in compensation-related activities purely in an informational and advisory capacity and have no votes in the committee’s decision-making process.

The Compensation and Benefits Committee meets regularly with the Chief Executive Officer and Chief Operating Officer regarding the potential incentive compensation performance metrics, including their respective weightings, and to review the progress towards the achievement of the pre-established corporate financial targets and individual performance goals related to our cash and equity incentive plans. Also, the Chief Executive Officer and Chief Operating Officer provide the Compensation and Benefits Committee with performance assessments and compensation recommendations for each of the other Named Executive Officers, which are considered by the Compensation and Benefits Committee in arriving at its compensation determinations. However, the Chief Executive Officer and Chief Operating Officer do not attend portions of committee meetings during which their performance is being evaluated or their compensation is being determined.

Role of Compensation Consultant

For 2016, the Compensation and Benefits Committee engaged GK Partners, an independent compensation consultant, to assist in its evaluation of Investors Bancorp’s executive compensation program and providing an annual competitive evaluation of the total compensation of the Named Executive Officers. GK Partners reported directly to the Compensation and Benefits Committee, and did not perform any other services to Investors Bancorp or Investors Bank. GK Partners provided the Compensation and Benefits Committee with executive compensation benchmarking trends and external developments, and also provided input on Investors Bancorp and Investors Bank's short-term and long-term incentive plans for best practices and market competitiveness.

The Compensation and Benefits Committee considered the independence of GK Partners under the Securities and Exchange Commission rules and NASDAQ corporate governance listing standards. The Compensation and Benefits Committee requested and received a report from GK Partners regarding its independence, including information relating to the following factors: (1) other services provided to Investors Bancorp by GK Partners; (2) fees paid by Investors Bancorp as a percentage of GK Partners’ total revenue; (3) policies or procedures maintained by GK Partners that are designed to prevent a conflict of interest; (4) any business or personal relationships between the senior advisors and any member of the Compensation and Benefits Committee; (5) any Investors Bancorp common stock owned by the senior advisors; and (6) any business or personal relationships between Investors Bancorp’s executive officers and GK Partners. The Compensation and Benefits Committee discussed these considerations and concluded that GK Partners was independent and had no conflicts of interest with respect to its engagement.

Market Comparison

For 2016, GK Partners compared Investors Bancorp’s executive compensation program to peer group compensation data. GK Partners provided the Compensation and Benefits Committee with relevant competitive cash and stock compensation information obtained from public disclosures of a selected peer group of 17 banking institutions to be used for evaluating 2016 compensation. These included thrift and banking institutions with assets of $14.6 billion to $48.6 billion, having an asset mix similar to Investors Bancorp and doing business predominately in the Northeast and Central regions of the United States.

The 17 peer comparator companies selected for inclusion in the Compensation and Benefits Committee’s evaluation of 2016 compensation represented a group of companies whose aggregate Average and Median performance on the above-specified banking industry metrics closely approximated that of Investors Bancorp. As has been the practice of our Compensation and Benefits Committee, the composition of this peer group is carefully reviewed and appropriately modified from year-to-year based on several factors, including significant changes and developments in the size, scope, business mix and financial condition of Investors Bancorp and each of the potential peer comparators. In addition, the Compensation and Benefits Committee considers the impact of completed mergers and acquisitions activity in our geographic region and relevant areas of competitive banking operations, as well as other publicly-announced business combinations within the broader banking industry. The Compensation and Benefits Committee also considers pertinent competitive industry knowledge and information provided by its compensation advisors and senior management.

Changes in Peer Group – 2015 to 2016

Regarding the changes in the composition of our selected peer group of comparator companies from 2015 to 2016, the Compensation and Benefits Committee eliminated eight banking companies and added seven other banking companies which resulted in the reduction in the size of our selected comparator group from a total of 18 peer companies to a revised total of 17 peer companies. The eight banking companies eliminated from 2015 were eliminated as a result of merger/acquisition activity or asset size (total assets of less than $10 billion). The seven banking companies added each had similar business models and total assets of between $15 billion and $25 billion.

Companies Removed		Companies Added
Due to Merger/Acquisition: Astoria Financial Corp. First Niagara Financial Group, Inc. Susquehanna Bancshares	Due to Size: Dime Community Bancshares Flushing Financial Corp. NBT Bancorp, Inc. Northwest Bancshares, Inc. Provident Financial Services, Inc.	Associated Banc-Corp Commerce Bancshares Inc. F.N.B. Corporation IBERIABANK Corporation	TCF Financial Corporation UMB Financial Corporation Umpqua Holdings Corporation

2016 Peer Group

As a result, the group of companies approved by the Compensation and Benefits Committee for the evaluation of 2016 Named Executive Officer compensation consisted of the 17 peer banking institutions identified below:

Associated Banc-Corp-WI	IBERIABANK Corporation-LA	UMB Financial Corporation-MO
BankUnited, Inc.- FL	MB Financial, Inc.- IL	Umpqua Holdings Corporation-OR
Commerce Bancshares Inc.-MO	New York Community Bancorp.-NY	Valley National Bancorp.-NJ
F.N.B. Corporation-PA	People’s United Financial, Inc.-CT	Webster Financial Corporation-CT
FirstMerit Corporation-OH	Signature Bank-NY	Wintrust Financial Corporation- IL
Fulton Financial Corporation-PA	TCF Financial Corporation-MN

While our executive compensation program targets each Named Executive Officer’s base salary, annual cash incentives and long-term equity compensation at fully competitive levels commensurate with corporate and personal performance, Investors Bancorp has no formal policy that requires the compensation of the Named Executive Officers to attain any specific percentile position within our peer group. However, the Compensation and Benefits Committee carefully reviewed detailed comparative information provided by its compensation consultant regarding the cash and stock compensation of each Named Executive Officer for the fiscal year ending December 31, 2015, which included the following items:

•	A detailed comparative study of the cash and stock compensation of the Named Executive Officers of the selected peer companies on a functionally position-matched basis.
•	Statistical Median and Average value of the detailed array of comparative executive compensation data for each element of Named Executive Officer compensation
o	base salary;
o	non-equity incentive compensation;
o	total cash compensation;
o	stock option present value at the date of award;
o	restricted stock present value at the date of award; and
o	total direct compensation

This comparative compensation study also includes specific information regarding the cash and stock compensation provided to the non-employee Directors of each of the peer comparator companies.

In connection with the Compensation and Benefits Committee’s understanding and utilization of comparative compensation data in the context of its pay-for-performance philosophy, it should be noted that Investors Bancorp’s one-year, three-year and five-year Total Shareholder Returns (TSR) for the period ending December 31, 2015 were 13.2%, 86.0% and 152.8%, respectively, which the Compensation and Benefits Committee regarded as highly competitive and favorable as compared with our selected peer banking companies. For the year ending December 31, 2015, our net income was 99% of the average net income of our seventeen peer banking institutions and our 0.92% return on average assets (ROAA), which is a standard banking industry measure, exceeded the 0.83% ROAA of those seventeen comparator banks.

In understanding and directing the relationship between Investors Bancorp’s corporate performance and its Named Executive Officers’ compensation, the Compensation and Benefits Committee is focused on balancing its consideration of Investors Bancorp’s short-term financial results versus the Company’s long-term economic growth and increasing shareholder value. With a clear recognition of senior management’s demanding operational challenges in leading and managing a fast-growing business enterprise over the past decade, the Compensation and Benefits Committee endeavors to fairly apply its pay-for-performance philosophy with a view towards both the critical decisions and actions taken by the senior management team on a day-to-day basis, as well as the strategies and initiatives regularly implemented by management that have built and sustained our corporate reputation as a successful, stable and trustworthy financial institution. It is important to the Compensation and Benefits Committee not only to administer Named Executive Officer compensation to meet prevailing banking industry levels and standards, but also to ensure that senior management continues to take a hard-working, reasonable and balanced approach to Investors Bancorp’s short-term and long-term condition and performance.

Given the availability of a substantial amount of directly relevant comparative financial and compensation information, as well as the Compensation and Benefits Committee’s careful review and interpretation of this information with the assistance of its consultant, the Company believes that the 2016 executive compensation program for the Named Executive Officers was appropriate relative to our corporate goals and relative to our peer group because it continued to be commensurate with our growth and strong corporate performance, as well as each Named Executive Officer's individual contributions and experience. We believe our 2016 executive compensation program is consistent with our performance-based approach based on our business results relative to our peers, as well as the overall market conditions in our geographical area and nationally. We therefore believe that our administration of Named Executive Officer compensation continues to be reasonable and fully consistent with our ongoing pay-for-performance philosophy.

Elements of Executive Compensation for 2016

The Compensation and Benefits Committee used a total compensation approach in establishing our elements of executive compensation, which consist of base salary, annual cash incentive awards, long-term incentive awards (such as stock option and restricted stock awards), a competitive benefits package and limited perquisites.

Base Salary

Base salary is the primary fixed component of our executive compensation package for our Named Executive Officers. Base salary levels for the Named Executive Officers are evaluated by the Compensation and Benefits Committee on an annual basis. In general, base salaries are reviewed considering the experience and market value of each Named Executive Officer based on the competitive executive salary information furnished to the Compensation and Benefits Committee by GK Partners. Specifically, each Named Executive Officer’s base salary level is determined by his sustained individual performance, leadership, operational effectiveness, tenure in office, experience in the industry and employment market conditions in our geographical area. In determining base salary adjustments for 2016, the Compensation and Benefits Committee considered Investors Bancorp’s financial performance, and peer group and market-based industry salary data provided by GK Partners, our independent consultant, as well as the individual factors identified above. Based on this analysis, the Compensation and Benefits Committee made no changes to the base salary amounts for each Named Executive Officer for 2016.

The following table sets forth for the calendar years ended December 31, 2016, 2015 and 2014 salary earned to Named Executive Officers:

Executive Officer	2016 Salary ($)	2015 Salary ($)	2014 Salary ($)
Kevin Cummings	1,000,000	1,000,000	1,000,000
Domenick A. Cama	675,000	675,000	675,000
Richard S. Spengler	430,000	430,000	430,000
Paul Kalamaras	415,000	415,000	415,000
Sean Burke(1)	400,000	376,923	N/A

(1)	Mr. Burke was appointed Senior Vice President and Chief Financial Officer on January 26, 2015. Mr. Burke’s 2015 full year annualized base salary was $400,000.

Executive Officer Annual Incentive Plan

The Executive Officer Annual Incentive Plan was adopted, and approved by shareholders, in 2013 such that, under Section 162(m) of the Internal Revenue Code, awards issued under the plan may be treated as performance-based compensation for purposes of the exemption from the $1 million limit on deductibility of compensation paid to each Named Executive Officer of a publicly traded company (other than the principal financial officer). Ms. Byrnes did not participate in any decisions related to the annual incentive awards issued to the Named Executive Officers in 2016 because as a former officer of Investors Bank, she is not an “outside director” as determined under Code Section 162(m). Each of the Named Executive Officers participated in the Executive Officer Annual Incentive Plan in 2016.

The Compensation and Benefits Committee assigns corporate financial targets and individual performance goals and a range of annual cash incentive award opportunities to each executive officer, or group of officers participating in the plan. The award opportunities for each Named Executive Officer are linked to specific targets and range of performance results for both annual corporate financial performance and individual goals. In the context of the structure of the Investors Bancorp Executive Officer Annual Incentive Plan, the use of individual goals represents the clear assignment by the Board and its Compensation and Benefits Committee of direct personal accountability for specific financial, organizational, operational, risk management, and information systems objectives to one or more of our Named Executive Officers. In this context, the individual goals assigned by the Compensation and Benefits Committee are quantifiable, measurable and otherwise verifiable performance objectives, the attainment of which contribute significantly to the growth, profitability, productivity and efficiency of our business operations and corporate health.

In many cases, these individual goals include personal accountability on the part of one or more Named Executive Officer (including the Chief Executive Officer) for critical performance with respect to standard banking industry and other public company metrics (e.g., deposit growth, efficiency ratio, loan delinquency, regulator/investor relations, marketing, and other such goals). In our view, the assignment of personal accountability in the form of individual goals has served to strength the effectiveness our executive compensation program, and continues to have a significant positive impact on our managerial performance. The Company believes that this incentive plan structure allows our Named Executive Officers to effectively plan, organize, supervise, monitor and evaluate the key functional areas and departments for which they are responsible, and through which our most important corporate objectives are achieved.

In recent years, our Chief Executive Officer’s personal goals have been weighted as 40% of his incentive award opportunity with a weighting of 60% given to corporate objectives. Particularly with respect to our Chief Executive Officer and Chief Operating Officer, the personal goals assigned by the Compensation and Benefits Committee are fundamentally “corporate goals” in that they are aligned closely with our strategic objectives for growth, productivity, profitability and risk management. The Company believes that the Chief Executive Officer’s and the Chief Operating Officer’s direct personal accountability for the achievement of objectively measurable and verifiable goals that are particularly relevant to our industry, our strategy, and our stage of corporate development has contributed in a meaningful way to our success.

Each Named Executive Officer's annual cash incentive award is defined as a percentage of base salary. The corporate financial targets and individual goals are established by the Compensation and Benefits Committee no later than 90 days after the commencement of the period of service to which the performance goal relates, but in no event after 25% of the performance period has elapsed, and in either case, so long as the outcome is substantially uncertain at the time that the goal is established. Such targets and goals are weighted in relation to the Named Executive Officer's position and duties. As corporate financial targets and/or individual performance goals exceed or fall short of achievement levels (which are established at Threshold, Target and Maximum Achievements), the actual amount paid under the plan will exceed or fall short of the targeted payment amount.

Annual Incentive Opportunity

As stated above, the Compensation and Benefits Committee did not increase the base salary of any of our Named Executive Officers during 2015 and similarly, there were no salary increases during 2016. However, the Compensation and Benefits Committee also regularly evaluates the level of annual incentive compensation, including the annual incentive compensation opportunity available to each of our Named Executive Officers based on the Company’s growth and financial performance, as well as peer competitive compensation practices, and overall marketplace conditions. The Company’s objective is to continue to provide annual incentive opportunities that are commensurate with our annual financial and operational results, as well as each Named Executive Officer’s personal contribution to those results. In that context, the Committee determined that an increase in each Named Executive Officer’s annual incentive opportunity was warranted considering the following important factors directly related to the Company’s ongoing transformation into a larger and more successful financial institution:

•	The Company’s continued consistent and profitable growth in assets;
•	The Company’s extraordinary track record of identifying, negotiating, closing and integrating strategic acquisitions during the period from 2008 to 2014;
•	The Company’s successful 2015 Second Step Conversion and related public offering resulting in new equity capital of $2.2 billion;
•	The consecutive annual increases in net income;
•	The significant enhancement and upgrading of our core operating system;
•	Successful recruitment of integral senior management personnel; and
•	The increase placed greater emphasis on performance as a percentage of total compensation.

Therefore, in 2015, the Compensation and Benefits Committee determined to increase the maximum annual incentive compensation opportunity of each of the Named Executive Officers consistent with the increasing size and scope of their management responsibilities, their individual accountability for corporate results, and the actual incentive compensation amounts paid to named executives among our comparator companies. The effect of these increases in maximum incentive opportunity was to increase the percentage of each Named Executive Officer’s total cash compensation that is directly performance-driven. Currently, at Investors Bancorp, each Named Executive Officer is eligible to receive an annual cash incentive award in the range of zero to a maximum percent of base salary that is specified below for each executive. Among our Named Executive Officers (other than the Chief Executive Officer), these maximum cash incentive opportunities range from 100% of base salary to 160% of base salary. The maximum cash incentive opportunity for our Chief Executive Officer is 200% of base salary. Actual 2015 incentive compensation to the CEOs of our seventeen comparator banks ranged from a low of 37% of base salary to a high of 400% of base salary with an average of 143% of base salary.

2016 Incentive Opportunity

For 2016, the Compensation and Benefits Committee established the following range of annual cash incentive award opportunities for Threshold, Target and Maximum Achievements as a percentage of base salary:

Executive Officer	Threshold (1)	Target (1)	Maximum
Kevin Cummings	122.0%	161.0%	200.0%
Domenick A. Cama	97.6%	128.8%	160.0%
Richard S. Spengler	81.0%	100.5%	120.0%
Paul Kalamaras	81.0%	100.5%	120.0%
Sean Burke	67.5%	83.75%	100.0%

(1)	Assumed 100% achievement of all individual goals.

The Compensation and Benefits Committee weighted each Named Executive Officer's 2016 annual cash incentive award opportunity under the plan (as a percentage of the total award opportunity) with respect to corporate financial targets and individual goals as follows:

Executive Officer	Corporate Financial Targets	Individual Goals
Kevin Cummings	60%	40%
Domenick A. Cama	60%	40%
Richard S. Spengler	50%	50%
Paul Kalamaras	50%	50%
Sean Burke	50%	50%

The Compensation and Benefits Committee feels strongly that executive compensation should be formally tied to the attainment of certain corporate financial targets and individual performance goals to more closely align the executive’s performance with providing value for our stockholders. The corporate financial targets for 2016 were based on: (1) net income, weighted at 70%; and (2) enhanced risk management, weighted at 30%.

The Compensation and Benefits Committee established the following corporate financial targets for net income:

Metric	Weighting	Threshold	Target	Maximum
Net Income	70%	$173 million	$177 million	$181 million

The net income goals at threshold, target and maximum were 12%, 11% and 10% higher than the corresponding net income goals for 2015. In establishing the net income goal, management discussed with the Compensation and Benefits Committee some specific challenges in attaining the 2016 net income projection. The first factor was the change to forecasted interest rates utilized for the business plan in light of the current consensus forecast as a result of several macro-economic factors occurring in the market. The second factor was the continued build out of the risk management and operational infrastructure. Based these factors, the Compensation and Benefits Committee concluded that the net income corporate goal appeared reasonable and challenging.

The enhanced risk management was viewed by the Compensation and Benefits Committee as a company-wide performance target metric, as many groups within the Bank worked towards its achievement. In establishing the enhanced risk management goal, management discussed with the Compensation and Benefits Committee the Company’s strong growth in recent years and given the size and future growth expectations management believed that a robust risk management structure and culture was the most important strategy to focus on during 2016. The Compensation and Benefits Committee agreed with this assessment.

In comparing the target percentages to the 2015 incentive opportunity, the change in the target is directly tied to the weighting of corporate financial targets. For both 2016 and 2015 Net Income goals were given specific amounts for threshold, target and maximum achievement with weightings being the same in both years.  For 2016, the enhanced risk management goal was weighted at 0%, 50%, and 100% at the threshold, target and maximum. For 2015, the corporate financial target related to the completion of the core operating system goal was weighted at 0%, 0%, and 100% at the threshold, target and maximum.

The individual goals established by the Compensation and Benefits Committee were therefore aligned with each Named Executive Officer's area of responsibility at Investors Bancorp and related to the successful implementation of our strategic initiatives. For 2016, each Named Executive Officer's individual goals were related to the following:

•

Messrs. Cummings’ and Cama’s individual goals included achieving certain core deposit growth, maintaining loan quality versus peers and promoting Investors Bancorp to various audiences, including but not limited to: stockholders, customers, investment bankers, analysts and employees. In establishing the individual goals of both Messrs. Cummings and Cama the Compensation and Benefits Committee considered the following for each:

o	Deposits are the primary source of funds used for our lending and investment activities. Low cost core deposits are essential to fund our continued growth.
o	One of the Company’s key operating objectives has been, and continues to be, maintaining a high level of loan quality to ensure that Investors Bancorp does not take any undue risk.
•	Mr. Spengler’s individual goals included achieving certain loan growth, maintaining loan quality versus our peers and growing deposits for new loan customers.
•	Mr. Kalamaras’ individual goals included achieving growth in certain core deposit, loan and non-deposit investment products.
•

Mr. Burke's individual goals were related to the successful execution of the strategic plan and budget approval by the Board of Directors, DFAST process enhancements and submission as well as the implementation of a new ALM model and profitability system.

2016 Incentive Achievement

For 2016, the net income utilized for evaluation of the corporate goal achievement was $182.6 million which met the Maximum achievement level. For purposes of evaluating net income, adjustments were made to recorded net income as it included both the early adoption of ASU 2016-09 related to the accounting of stock compensation and compensation expenses related to the accelerated vesting of equity awards upon the death of our director, Brendan Dugan, see reconciliation below:

2016
Net Income	$192,125
Compensation and fringe benefits	878
Income taxes	(10,414)
Adjusted net income	$182,589

For the enhanced risk management goal, there were four criteria which needed to be met. The Compensation and Benefits Committee determined that based on the information provided, the achievement of the enhanced risk management goal was assessed at 50%. Based upon the foregoing and the assessment of the Named Executive Officer’s individual performance relative to his pre-established individual goals, the

Compensation and Benefits Committee approved the following annual cash incentive awards on January 23, 2017:

2016 Annual Cash Incentive Awards

			Bonus Guidelines		Achievement
Executive Officer	Eligible Earnings ($)	Maximum Bonus (%)	Corporate Goals	Individual Goals	Corporate Goals	Individual Goals	Cash Incentive ($)	Percent of Salary
Kevin Cummings	1,000,000	200%	60%	40%	85%	100%	1,820,000	182%
Domenick A. Cama	675,000	160%	60%	40%	85%	100%	982,800	146%
Richard S. Spengler	430,000	120%	50%	50%	85%	96.4%	468,012	109%
Paul Kalamaras	415,000	120%	50%	50%	85%	100%	460,650	111%
Sean Burke	400,000	100%	50%	50%	85%	100%	370,000	93%

Other Elements of Compensation

2015 Equity Incentive Plan

At the annual meeting of stockholders held on June 9, 2015, stockholders of the Company approved the Investors Bancorp, Inc. 2015 Equity Incentive Plan (“2015 Equity Plan”). Under this plan, individuals may receive awards of Investors Bancorp common stock (restricted stock) and grants of options to purchase shares of Investors Bancorp common stock at a specified exercise price during a specified time period. The 2015 Equity Plan provides for the issuance or delivery of up to 30,881,296 shares (13,234,841 restricted stock awards and 17,646,455 stock options) of Investors Bancorp common stock.

During the year ended 2016 the Company awarded 276,890 restricted stock awards and 201,440 options under the 2015 Equity Plan. None of the 2016 grants were issued to Named Executive Officers. On June 23, 2015, Investors Bancorp granted to executive officers, employees and directors a total of 6,849,832 restricted stock awards and 11,576,612 stock options to purchase Investors Bancorp common stock. Of the 2015 grant, a total of 3,333,333 restricted stock awards and 4,453,331 stock options were awarded to Named Executive Officers. As a result of these grants, the CEO’s total beneficial stock ownership of Investors Bancorp stock was 0.9% of common stock outstanding on that date. The Compensation and Benefits Committee reviewed comparable levels of beneficial stock ownership among the CEOs of the Company’s peer comparator group, which showed an average of 1.4% shares outstanding per CEO. The 2015 grant of stock awards was effective in increasing the CEO’s potential for additional stock ownership and thereby reinforcing his alignment of long-term economic interest with all Company shareholders.

The Compensation and Benefits Committee believes that officer and employee stock ownership provides a significant incentive in building stockholder value by further aligning the interests of our officers and employees with stockholders because such compensation is directly linked to the performance of Investors Bancorp common stock. This element of compensation increases in importance as Investors Bancorp, Inc. common stock appreciates in value and serves as a retention tool for executives. The inclusion of performance-vesting awards also encourages long-term strategic focus of our executives.

Background

From 2007 through 2015, Investors Bancorp experienced substantial growth in assets, revenues and profitability based on senior management’s and the Board’s consistent and concerted efforts. With oversight from the Board, the Named Executive Officers successfully executed the Company’s long-term business strategy which resulted in the transformation of Investors Bancorp from a relatively small community-based banking organization into a much larger, nationally-recognized, and financially strong institution. We believe that senior management was particularly successful in achieving the long-term strategic objectives approved by our Board, and in the process, Investors Bancorp has become a substantially larger, stronger and more profitable company. Investors Bancorp’s senior management team successfully completed its Second Step Conversion, raising $2.2 billion of equity that resulted in Investors Bancorp becoming a fully-public company.

In light of the Company’s growth and success and its resulting Second Step Conversion and given that no further stock grants were available under the Investors Bancorp 2006 Equity Plan, the Company believed that a new management stock incentive compensation plan was clearly necessary and warranted as an essential element of its overall executive compensation program. The establishment and structure of the 2015 Equity Incentive Plan was in line with prevailing marketplace executive compensation practices, as well as the precedents established by other banking companies both in their initial conversions to public ownership and in their ongoing administration of executive compensation as exchange-listed companies.

The Company undertook the following in establishing the 2015 Equity Plan approved by Investors Bancorp shareholders:

•	Researched comparative financial and compensation data;
•

Reviewed directly-related marketplace precedents concerning similar equity compensation plans implemented by the Company’s regional competitors at the time of their respective public offerings and conversions from mutual holding companies (MHCs) to exchange-listed companies;

•	The Board set an overall limit of 14% of the shares sold in the Company’s Second Step Conversion; and
•

Received relevant data concerning the appropriate percentages and number of shares typically awarded to the Chief Executive Officer and other Named Executive Officers of competing banks at the time of their “second step” public offerings.

Emphasis on Retention of Key Management

In granting the June 2015 stock awards to the Chief Executive Officer and the other Named Executive Officers, our Compensation and Benefits Committee and Board intended to recognize and reward what had been accomplished by our senior management team, but most importantly, the Compensation and Benefits Committee wished to ensure the retention and stability of those high-performing key executives (who are individually and collectively responsible for Investors Bancorp’s growth and success) going forward. These stock awards were made at an important milestone in the Company’s history, namely, its conversion to a fully public company, and were atypical in nature. The Company does not anticipate that any future awards of stock compensation to the Named Executive Officers will be similar to the 2015 grant in size or in potential compensation value.

Longer Vesting Term

Since the June 2015 stock awards were primarily focused on the future retention and stability of our key management team, 75% of the awards were made in the form of time-vested restricted stock with seven-year vesting. We believe that our seven-year vesting schedule is an extraordinarily long and stringent requirement as compared to the compensation practices of our peers, and that it will ensure the strong retention of our key executives in the years ahead. Also, the June 2015 stock awards included competitively-based awards of stock options with an option exercise price (“strike price”) of $12.54 per share. We believe that these stock options, whose value are dependent on the performance of Investors Bancorp Inc. stock are a motivational and cost-effective element of our long-term management incentive program, and that they will create a strong mutuality of economic interest with all our shareholders.

Greater Emphasis on Performance-Based Equity Awards

The Compensation and Benefits Committee also approved strict performance-vesting requirements for 25% of the 2015 stock awards that were not stock options or time-vested restricted stock. The June 2015 performance-based stock awards included three key banking industry performance metrics that our Compensation and Benefits Committee and Board believe are accurate indicators of our long-term, multi-year corporate performance. Two of the three performance metrics will measure our financial performance relative to our peer compensation comparators (i.e., the seventeen banking companies listed in the Market Comparison section that our Compensation and Benefits Committee utilizes for its annual marketplace research and benchmarking of executive compensation amounts and practices). Our performance on these indicators will be measured over a three-year performance period ending on December 31, 2017. If all or any portion of these performance-based stock awards are thereby earned by participating executives, the vesting and payout of any earned shares will be 1/3 at the end of the three-year performance period, 1/3 one year thereafter, and 1/3 two years thereafter (resulting in a total performance and vesting period of five years). The Company believes that the five-year period for performance-vested stock awards is longer and stricter than what is found in similar stock compensation programs among our competitors. The selected performance metrics for the 2015 performance-based stock awards are described in detail below.

The performance-based restricted stock that is deemed to have been earned at the conclusion of a three-year performance (i.e., the specific number of shares earned based on Investors’ three-year performance, and thereafter subject to further time-vesting and subsequent distribution to the participating executives) is based on the satisfaction of the following performance metrics: (1) Net Charge-Offs as a Percentage of Average Loans and Leases vs. Peers; (2) Return on Average Tangible Core Equity vs. Pre-Established Board-Approved Strategic Plan; and (3) Total Shareholder Return vs. Peers. The peer group is established by the Compensation and Benefits Committee with input from our independent compensation consultant and is currently comprised of companies with asset sizes ranging from approximately $14.6 billion to $48.6 billion.

•	Net Charge-Offs as a Percentage of Average Loans and Leases vs. Peers. Up to 40% of the Performance-Based Restricted Stock can be earned based on the following:

If Investors Bancorp’s 3-year average peer percentile is equal to or less than 50th percentile	If Investors Bancorp’s 3-year average peer percentile is 51st percentile to 65th percentile	If Investors Bancorp’s 3-year average peer percentile is 66th percentile or higher
40% of Shares vest	20% of Shares vest	0% of Shares vest

•	Return on Average Tangible Core Equity vs. Board-Approved Strategic Plan. 30% of the Performance-Based Restricted Stock can be earned based on the following:

If Investors Bancorp’s 3 year average Return on Average Tangible Core Equity is equal to or greater than that projected in the 2014 Strategic Plan	If Investors Bancorp’s 3 year average Return on Average Tangible Core Equity is less than that projected in the 2014 Strategic Plan
30% of Shares vest	0% of Shares vest

•	Total Shareholder Return vs. Peers. 30% of the Performance-Based Restricted Stock can be earned based on the following:

If Investors Bancorp’s 3 year TSR is equal to or greater than the 50th percentile	If Investors Bancorp’s 3 year TSR is less than the 50th percentile
30% of Shares vest	0% of Shares vest

Following the completion of the three-year performance period, the Performance-Based Restricted Stock that has been earned based on the satisfaction of the foregoing performance metrics will be subject to further service requirements (i.e., time-vesting) such that 1/3 of such earned shares will be vested on February 15, 2018, 1/3 on February 15, 2019 and 1/3 on February 15, 2020. No dividends will be paid with respect to any stock award subject to performance-vesting conditions unless and until the performance conditions are met and vesting occurs, and only on that portion of the stock award that actually vests.

Future Grants under the 2015 Equity Incentive Plan

The Compensation and Benefits Committee carefully and diligently reviews all elements of compensation for the Named Executive Officers on an annual basis. As the June 2015 awards were atypical in nature, future stock awards granted to the Named Executive Officers will not be similar in size or potential value. The future use of stock incentive compensation as an element of executive compensation will depend on the below factors:

•	Named Executive Officers’ individual and company performance;
•	the condition of management leadership and succession, as well as other organizational needs of the Company;
•	pertinent comparative compensation data provided by our compensation advisors; and
•	prevailing marketplace compensation practices, good corporate governance principles, and competitive business requirements at various points in the future.

The Compensation and Benefits Committee is aware of the use of performance-based restricted stock awards made by its selected peer comparator companies in recent years and expects that future awards of stock incentive compensation to the Named Executive Officers will be weighted more towards performance. In addition, the Compensation and Benefits Committee has determined that no additional awards of any form of stock compensation will be made to the CEO and the COO until the completion of the current three-year performance period, which ends on December 31, 2017. The Compensation and Benefits Committee may consider additional awards in the future to ensure a sound and competitive executive compensation program.

2006 Equity Incentive Plan

At the October 24, 2006 annual meeting of stockholders, the stockholders approved the Investors Bancorp, Inc. 2006 Equity Incentive Plan (“2006 Equity Incentive Plan”). Under this plan, individuals received awards of Investors Bancorp common stock (restricted stock) and grants of options to purchase shares of Investors Bancorp common stock at a specified exercise price during a specified time period. Upon completion of the Second Step Conversion and related stock offering on May 7, 2014, vesting accelerated for all stock options and stock awards outstanding and all applicable expenses were recognized at that time. No further grants will be made under the 2006 Equity Incentive Plan or under any equity incentive plan previously maintained by any entity that we acquired.

Benefits

Investors Bank provides its executives, including the Named Executive Officers, with medical and dental insurance, disability insurance and group life insurance coverage consistent with the same benefits provided to all of its full-time employees. The Named Executive Officers are participants in our qualified retirement plans, including the ESOP, and 401(k) Plan offered to all full-time employees of Investors Bank and designated subsidiaries, and the Bank’s non-qualified Supplemental ESOP and Retirement Plan (“SERP I”). The Named Executive Officers have accrued benefits under the Defined Benefit Plan and SERP II that were each frozen as of December 31, 2016. Additionally, Investors Bank sponsors a long-term care program for certain of its executive officers, senior vice presidents and their spouses or spousal equivalents. Each individual policy is owned by the covered person. Investors Bank pays all premiums under the long term care program but will stop paying premiums in the event of the participant’s: (i) termination for cause; (ii) retirement; (iii) relocation outside of the country; or (iv) death. Spousal coverage will be terminated upon: (i) a participant’s termination or retirement; (ii) divorce from the participant; (iii) the participant no longer qualifying for coverage; (iv) the spouse’s permanent relocation outside of the country; or (v) death. Participants who cannot be insured through an insurance company under the long-term care program will be self-insured by Investors Bank.

ESOP

Under the ESOP, employees of Investors Bank and any subsidiary (unless excluded by the ESOP) who have been credited with at least 1,000 hours of service during a 12-month period are eligible to participate in the ESOP. In 2005, the ESOP utilized proceeds from a loan made to it by Investors Bancorp to purchase 10,847,883 shares of common stock for the ESOP in connection with Investors Bancorp’s initial public offering in 2005. In connection with the completion of the Second-Step Conversion and related stock offering on May 7, 2014, the ESOP purchased an additional 6,617,421 shares of common stock. The Company refinanced the outstanding principal and interest balance of $33.9 million and borrowed an additional $66.2 million to purchase the additional shares. The purchased shares serve as collateral for the loan. The loan is being repaid principally through annual contributions to the ESOP by Investors Bank and dividends paid on the unallocated ESOP shares over the 30 year loan. Shares purchased by the ESOP are held in a suspense account for allocation among the participants’ accounts as the loan is repaid on a pro-rata basis.

Contributions to the ESOP and shares released from the suspense account in an amount proportional to the repayment of the ESOP loan will be allocated to each eligible participant’s plan account, based on the ratio of each participant’s compensation to the total compensation of all eligible participants. Vested benefits will be payable generally upon the participants’ termination of employment, and will be paid in the form of Investors Bancorp common stock. Pursuant to FASB ASC Topic 718-40, we are required to record a compensation expense each year in an amount equal to the fair market value of the shares released from the suspense account.

401(k) Plan

Investors Bank maintains the 401(k) Plan, a tax-qualified defined contribution retirement plan, for all employees who have satisfied the 401(k) Plan’s eligibility requirements. All eligible employees may begin participation in the 401(k) Plan on the first day of the plan year or the first day of the month following the date on which the employee attains age 21. A participant may contribute up to 60% of his or her compensation to the 401(k) Plan on a pre-tax basis, subject to the limitations imposed by the Internal Revenue Code. For 2016, the salary deferral contribution limit is $18,000. However, a participant over age 50 may contribute an additional $6,000 to the 401(k) Plan. A participant is always 100% vested in his or her salary deferral contributions. In addition to salary deferral contributions, the 401(k) Plan provides that Investors Bank will make an employer contribution equal to 50% of the participant’s salary deferral contribution, provided that such amount does not exceed 6% of the participant’s compensation earned during the plan year. Participants will become 100% vested in their employer contributions after completing three years of credited service (which is a three-year cliff vesting schedule). However a participant will immediately become 100% vested in any employer contributions upon the participant’s disability or attainment of age 65 while employed with Investors Bank. Generally, unless a participant elects otherwise, the participant’s benefit under the 401(k) Plan is generally payable in the form of a lump sum payment as soon as administratively feasible following his or her termination of employment with Investors Bank, provided, however that a participant can elect to receive a distribution of his or her vested account upon attaining age 59 1⁄2.

Each participant has an individual account under the 401(k) Plan and may direct the investment of his or her account among a variety of investment options or vehicles available. In connection with the Second-Step Conversion and related stock offering, each participant was eligible to make a one-time purchase of Investors Bancorp common stock through the 401(k) Plan, provided that the purchase did not exceed 50% of the participant’s account balance. Investors Bancorp common stock is not currently an investment option available under the 401(k) Plan.

Defined Benefit Pension Plan

As of December 31, 2016 the annual benefit provided under the Defined Benefit Plan was amended to freeze the plan. Freezing the plan eliminates all future benefit accruals and each participant’s frozen accrued benefit was determined as of December 31, 2016 and no further benefits will accrue beyond such date.

Investors Bank participates in the Pentegra Defined Benefit Plan for Financial Institutions, formerly known as the Financial Institutions Retirement Fund, which is a tax-qualified defined benefit pension plan (the “Defined Benefit Plan”). All employees age 21 or older who have completed one year of employment with Investors Bank are eligible for participation in the Defined Benefit Plan the first of the month following their one year anniversary; however, only employees who have been credited with 1,000 or more hours of service with Investors Bank are eligible to accrue benefits under the Defined Benefit Plan. Effective with the freezing of the plan on December 31, 2016, employees hired after November 30, 2015 would be ineligible for participation in the plan as they would not meet the service eligibility requirement. Investors Bank annually contributes an amount to the plan necessary to satisfy the minimum funding requirements established under the Employee Retirement Income Security Act of 1974, as amended (“ERISA”).

The retirement benefit formula under the Defined Benefit Plan provides for a nonintegrated unit accrual formula with an annual accrual rate of 1.25% of the participant’s high five year average salary, with a 30-year salary cap. A participant’s average annual compensation is the average annual compensation over the five consecutive calendar years out of the last 10 calendar years in which the participant’s compensation was the greatest, or over all calendar years if less than five.

The regular form of retirement benefit is a straight life annuity (if the participant is single) and a joint and survivor annuity (if the participant is married). However, various alternative forms of joint and survivor annuities may be selected instead. If a participant dies while in active service, and after having become fully vested, a qualified 100% survivor benefit will be payable to the participant’s beneficiary. Benefits payable upon death may be paid in a lump sum, installments, or in the form of a life annuity. Upon termination of employment due to disability, the participant will be entitled to a disability retirement benefit at age 65.

SERP I

SERP I is intended to compensate certain executives participating in the Defined Benefit Plan and the ESOP whose contributions or benefits are limited by Sections 415 and/or 401(a)(17) of the Internal Revenue Code, applicable to tax-qualified retirement plans (the “Tax Law Limitations”). As of December 31, 2016, Messrs. Cummings, Cama, Spengler, Kalamaras and Burke were participants in the SERP I.

SERP I provides benefits attributable to participation in the Defined Benefit Plan equal to the excess, if any, of the vested accrued benefit to which the participant would be entitled under the Defined Benefit Plan, determined without regard to the Tax Law Limitations, over the vested accrued benefit to which the participant is actually entitled under the Defined Benefit Plan, taking into account the Tax Law Limitations (the “Supplemental Retirement Plan Benefit”).

SERP I also provides benefits attributable to participation in the ESOP equal to the difference between the allocation of shares of Investors Bancorp common stock the participant would have received under the ESOP without regard to the Tax Law Limitations, and the number of shares of stock that are actually allocated as a result of the Tax Law Limitations (the “Supplemental ESOP Benefit”). The Supplemental ESOP Benefit under the plan is denominated in phantom shares of stock such that one phantom share has a value equal to the fair market value of one share of Investors Bancorp common stock. Each participant’s phantom shares are held in a bookkeeping account established on his or her behalf. Each plan year, the dollar amount of appreciation on the phantom shares deemed allocated to each participant’s account will be converted into phantom shares and credited to each participant’s account.

As a long-term compensation plan, the participant’s vested interest in the Supplemental Retirement Plan Benefit and in the Supplemental ESOP Benefit is based on a five-year cliff vesting schedule where participants with less than five years of employment will not be vested in their benefits, and will become 100% vested upon the completion of five years of employment.

In the event of a participant’s separation from service prior to attainment of age 55, the participant’s accrued Supplemental Retirement Plan Benefit will be paid in a single lump sum payment within 30 days of the participant’s separation from service. In the event of separation from service after age 55, the participant’s Supplemental Retirement Plan Benefit will be payable upon the participant’s early retirement date (age 55 with 10 years of service) or normal retirement date (age 65 with five years of service) in either a lump sum or an annuity (single life, single life with 120 months guaranteed, joint and 100% survivor annuity or joint and 50% survivor annuity) as elected by the participant, subject to the requirements of Section 409A of the Internal Revenue Code. In the event of a participant’s separation from service within two years following a change in control (as defined in the Plan), the participant will receive his Supplemental Retirement Plan Benefit in a lump sum within 30 days after his separation from service. The participant’s Supplemental ESOP Benefit will be payable in cash in either a lump sum or annual installments over a period not to exceed five years, as elected by the participant, and will commence within 30 days following the earlier of the participant’s: (i) separation from service, (ii) death or (iii) disability, subject to the requirements of Section 409A of the Internal Revenue Code. Notwithstanding the foregoing, in the event the participant is a “specified employee”, as defined under Section 409A of the Internal Revenue Code, no benefit will be payable under the plan during the first six months following the participant’s separation from service (except in the event of death or disability).

SERP II

SERP II was frozen effective as of the close of business on December 31, 2016. SERP II was originally designed to provide participants with a normal retirement benefit, which is an annual benefit equal to 60% of the participant’s highest average annual base salary and cash incentive (over a consecutive 36-month period within the participant’s credited service period) reduced by the sum of the benefits provided under the Defined Benefit Plan and the annuitized value of his or her benefits payable from the defined benefit portion of the SERP I (which is referred to above as the Supplemental Retirement Plan Benefit).

The SERP II was amended to freeze future benefit accruals, and for certain participants, structure the benefits payable attributable solely to the participants’ 2016 year of service to vest over a two-year period such that the participants would have a right to 50% of their accrued benefits attributable to their 2016 year of service as of December 31, 2016, which will become 100% vested provided the participants remained continuously employed through and including December 31, 2017. As a result, each participant would be entitled to receive his vested frozen accrued benefit as of December 31, 2016, upon his qualifying termination event (the “Frozen Accrued Benefit”). In the event that the participant’s Termination Event (as defined below) occurs prior to attaining age 65, the Frozen Accrued Benefit would be subject to further reduction by multiplying the Frozen Accrued Benefit by a percentage equal to: (i) 2% multiplied by (ii) the numerical difference between 65 and the participant’s age on the date of his termination, provided, however, that if: (i) the participant has completed 25 years of employment with Investors Bank as of his date of termination; or (ii) the participant’s termination is due to death or disability, the participant’s Frozen Accrued Benefit would not be reduced pursuant to the foregoing.

Payment of the Frozen Accrued Benefit (as quantified above) would commence upon the earlier of the participant’s: (i) separation from service; (ii) disability; or (iii) death (the “Termination Event”), which would be paid generally in the form of a life annuity with 120 monthly payments guaranteed, unless the participant elected an alternative form of distribution.

At December 31, 2016, Messrs. Cummings, Cama, Kalamaras and Spengler were participants in the SERP II.

Perquisites

The Compensation and Benefits Committee believes that perquisites should be provided on a limited basis, and only to the most senior level of executive officers. As of December 31, 2016, the following perquisites were available for Messrs. Cummings, Cama, Spengler and Kalamaras: (i) club membership; (ii) automobile allowance; (iii) long term care insurance and (iv) an annual medical examination. For Mr. Burke available perquisites included an annual medical examination and long term care insurance.

Elements of Post-Termination Benefits

Employment Agreements

Investors Bancorp entered into employment agreements with each of Messrs. Cummings, Cama, Spengler, Kalamaras and Burke. The employment agreements for Messrs. Cummings, Cama and Spengler were originally entered into on October 11, 2005, the employment agreement for Mr. Kalamaras was originally entered into on August 18, 2008 and the employment agreement for Mr. Burke was entered into on January 26, 2015.

Each of these agreements has an initial term of three years. Unless notice of non-renewal is provided, the agreements renew annually. Each executive is entitled to base salary and is eligible to participate in employee benefit plans and arrangements, including incentive compensation and nonqualified compensation plans, generally made available by Investors Bancorp or Investors Bank to its senior executives and key management employees.

Each executive is entitled to a severance payment and benefits in the event of his termination of employment under specified circumstances. In the event the executive’s employment is terminated for reasons other than for just cause, disability or retirement, provided that such termination of employment constitutes a “separation from service” under Internal Revenue Code Section 409A, or in the event the executive resigns during the term of the agreement following: (i) the failure to elect or reelect or to appoint or reappoint the executive to his executive position; (ii) a material change in the executive’s functions, duties, or responsibilities, which change would cause the executive’s position to become one of lesser responsibility, importance or scope; (iii) the liquidation or dissolution of Investors Bancorp or Investors Bank, other than a liquidation or dissolution caused by a reorganization that does not affect the status of the executive; (iv) a change in control of Investors Bancorp (for Mr. Burke in the event of involuntary termination for any reason other than cause or voluntary termination for good reason); or (v) a material breach of the employment agreement by Investors Bancorp or Investors Bank; then the executive would be entitled to a severance payment equal to three times the sum of his base salary and the highest amount of cash incentive compensation awarded to him during the prior three years, payable in a lump sum. In addition, the executive would be entitled to, at Investors Bancorp’s sole expense, the continuation of nontaxable life and medical, dental and disability coverage for 36 months after termination of employment. The executive would also receive a lump sum payment of the excess, if any, of the present value of the benefits he would be entitled to under any defined benefit pension plan maintained by Investors Bank or Investors Bancorp if he had continued working for Investors Bancorp and Investors Bank for 36 months over the present value of the benefits to which he is actually entitled as of the date of termination. The executives would be entitled to no additional benefits under the employment agreement upon retirement at age 65 or if terminated for just cause.

Should the executive become disabled, Investors Bancorp would continue to pay the executive his base salary for the longer of the remaining term of the agreement or one year, provided that any amount paid to the executive pursuant to any employer-provided disability insurance would reduce the compensation he would receive. In the event the executive dies while employed by Investors Bancorp, the executive’s estate will be paid the executive’s base salary for one year and the executive’s family will be entitled to continuation of medical and dental benefits for one year after the executive’s death. The employment agreement terminates upon retirement (as defined therein), and the executive would only be entitled to benefits under any retirement plan of Investors Bancorp and other plans to which the executive is a party.

The employment agreements for Messrs. Cummings and Cama also provide for indemnification against any excise taxes which may be owed by the executive for any payments made in connection with a change in control that would constitute “excess parachute payments” under Section 280G of the Internal Revenue Code. The indemnification payment would be the amount necessary to ensure that the amount of such payments and the value of such benefits received by the executive equal the amount of such payments and the value of such benefits the executive would have received in the absence of an excise tax attributable to Sections 280G and 4999 of the Internal Revenue Code, including any federal, state and local taxes on Investors Bancorp’s payment to the executive attributable to such tax. The employment agreements for Messrs. Spengler, Kalamaras and Burke, as amended, provide that the gross benefits under the employment agreements would be reduced to avoid penalties under Section 280G of the Internal Revenue Code if doing so results in a greater after-tax benefit to the executive.

Upon any termination of the executive’s employment, other than a termination (whether voluntary or involuntary) following a change in control as a result of which Investors Bancorp has paid the executive severance benefits, the executive is prohibited from competing with Investors Bank and/or Investors Bancorp for a period of one year following such termination within 25 miles of any existing branch of Investors Bank or any subsidiary of Investors Bancorp or within 25 miles of any office for which Investors Bank, Investors Bancorp or a bank subsidiary of Investors Bancorp has filed an application for regulatory approval to establish an office, determined as of the effective date of such termination, except as agreed to pursuant to a resolution duly adopted by the Board of Directors. The executive is also subject to confidentiality provisions during and after the term of the employment agreement.

Other Matters

Stock Ownership Requirements

The Board of Directors adopted stock ownership guidelines for our Named Executive Officers that require the following minimum investment in Investors Bancorp common stock:

Chief Executive Officer	A number of shares having a market value equal to 5x annual base salary

Other Named Executive Officers	A number of shares having a market value equal to 3x annual base salary

Equity Retention Policy

In 2013, the Board of Directors adopted the Equity Retention Policy, which is independent of the stock ownership guidelines described above. This policy applies to all executive officers of Investors Bancorp and all members of the Board of Directors. Under the policy, each executive officer is required to retain direct ownership of at least 50% of his or her “covered shares,” net of taxes and transaction costs, until three months following the date of the executive officer’s termination of employment. Each director is required to retain direct ownership of at least 50% of his or her “covered shares,” net of taxes and transaction costs, until termination of service from the Board of Directors. A “covered share” means any share acquired by an executive officer or director pursuant to an award granted after July 23, 2013 under any equity compensation plan or other written compensatory arrangement.

Anti-Hedging Policy

The Board of Directors adopted an anti-hedging policy, which prohibits directors and executive officers, including the Named Executive Officers, from engaging in or effecting any transaction designed to hedge or offset the economic risk of owning shares of Investors Bancorp common stock. Accordingly, any hedging, derivative or other equivalent transaction that is specifically designed to reduce or limit the extent to which declines in the trading price of Investors Bancorp common stock would affect the value of shares of Investors Bancorp common stock owned by an executive officer or director is prohibited. Cashless exercises of stock options are not deemed short sales and are permitted. This policy does not prohibit transactions involving the stock of other unrelated companies.

Prohibition on Pledging Securities

Company policy prohibits directors and executive officers from holding Company securities in a margin account or pledging Company securities as collateral for any other loan. An exception to this prohibition may be granted, in the sole discretion of the Board and in limited circumstances, after giving consideration to, among other factors, the number of shares proposed to be pledged as a percentage of the director’s or executive officer’s total shares held. No shares are currently pledged by a director or executive officer.

Clawback Policy

In accordance with a clawback policy adopted by the Board of Directors, as a condition to receiving incentive compensation, Named Executive Officers agree to return bonus and other incentive compensation paid by Investors Bancorp (including cancellation of outstanding equity awards and reimbursement of any gains realized on such awards) if: (i) the payments or awards were based on reported financial statement or financial information or (any performance metrics or criteria that were based on such financial statements or information); (ii) there is an accounting restatement of financial statements due to material noncompliance with financial reporting requirements under the federal securities laws; and (iii) the amount of the bonus or incentive compensation, as calculated under the restated financial results, is less than the amount actually paid or awarded under the original financial results.

Tax Deductibility of Executive Compensation

Under Section 162(m) of the Internal Revenue Code, companies are subject to limits on the deductibility of executive compensation. Deductible compensation is limited to $1 million per year for each Named Executive Officer listed in the summary compensation table, except for the principal financial officer. Compensation that is “qualified performance-based” as defined under Section 162(m) of the Internal Revenue Code is exempt from this limit. Stock option grants are intended to qualify as performance-based compensation.

A number of requirements must be met for particular compensation to qualify for tax deductibility, so there can be no assurance that the incentive compensation awarded will be fully deductible in all circumstances. While the Compensation and Benefits Committee currently does not have a formal policy with respect to the payment of compensation in excess of the deduction limit, the Committee’s practice is to structure compensation programs offered to the Named Executive Officers with a view to maximizing the tax deductibility of amounts paid. However, in structuring compensation programs and making compensation decisions, the Compensation and Benefits Committee considers a variety of factors, including Investors Bancorp’s tax position, the materiality of the payment and tax deductions involved and the need for flexibility to address unforeseen circumstances and Investors Bancorp’s incentive and retention requirement for its management personnel. After considering these factors, the Compensation and Benefits Committee may decide to authorize payments, all or part of which would be nondeductible for federal tax purposes.

Compensation Risk Management

The Compensation and Benefits Committee believes that any risks arising from Investors Bancorp’s compensation policies and practices for all of its employees, including the Named Executive Officers, are not reasonably likely to have a material adverse effect on Investors Bancorp or Investors Bank. In addition, the Compensation and Benefits Committee believes that the mix and design of the elements of the compensation program will encourage senior management to act in a manner that is focused on long-term valuation of Investors Bancorp and Investors Bank.

The Compensation and Benefits Committee regularly reviews Investors Bancorp’s compensation program to ensure that controls are in place so that employees are not presented with opportunities to take unnecessary and excessive risks that could threaten the value of Investors Bancorp or Investors Bank. With respect to the Executive Officer Annual Incentive Plan, the Compensation and Benefits Committee reviews and approves the company-wide performance objectives that determine the bonus payments to be made thereunder. The performance objectives are selected in consultation with an outside independent consultant, and are customary performance metrics for financial institutions in Investors Bancorp’s peer group. Furthermore, all bonus payments are subject to clawback in accordance with our clawback policy, which ensures that performance awards are linked to the actual performance of Investors Bancorp and Investors Bank and promotes the long-term value creation of Investors Bancorp and Investors Bank. Moreover, we instituted our equity retention policy to more closely align the interests of management and the Board with those of our stockholders.

Finally, by implementing the ESOP, the 2006 Equity Plan, the 2015 Equity Plan and by having an executive stock ownership requirement and an equity retention policy, our executive management team and employees have a significant ownership interest in Investors Bancorp, which will align their interests with those of the stockholders, and in turn will contribute to long-term stockholder value and decrease the likelihood that they would take excessive risks that could threaten the value of their Investors Bancorp common stock.

Compensation and Benefits Committee Report

Pursuant to rules and regulations of the SEC, this Compensation and Benefits Committee Report shall not be deemed incorporated by reference to any general statement incorporating by reference this Proxy Statement into any filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except to the extent that Investors Bancorp specifically incorporates this information by reference, and otherwise shall not be deemed “soliciting material” or to be “filed” with the SEC subject to Regulation 14A or 14C of the SEC or subject to the liabilities of Section 18 of the Securities Exchange Act of 1934, as amended.

The Compensation and Benefits Committee (the Committee) of Investors Bancorp has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and, based on such review and discussions, the Compensation and Benefits Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement and our Annual Report on Form 10-K.

The Committee understands its fiduciary responsibility to shareholders. The Committee has worked diligently with the assistance of management and our compensation consultant to implement a performance driven compensation program.

We operate in a very competitive banking market. To ensure fairness and competiveness, the Committee collects and analyzes an extensive amount of information about executive compensation values and practices in our marketplace. In our region, obtaining and retaining talented people is a serious challenge. The worldwide financial services industry has a large footprint in the New York and New Jersey area and consequently many opportunities exist for employment. It is important to make Investors Bancorp attractive to this important talent pool.

The Committee believes that our Executive Officer Annual Incentive Plan is competitive and has had a positive effect on employee performance and has properly stimulated and motivated our employees to contribute to the overall success of Investors Bancorp. Each year a participant is assigned personal goals and a share of the overall corporate goals. Each participant is advised of the cash incentive opportunity for meeting his/her goals. Careful selection of goals in a way that aligns the employees’ performance with advancing the overall strategic objectives of Investors Bancorp moves the entire company along its carefully designed strategic path.

The Committee has also utilized equity grants to drive long term performance and to align employees’ financial interests with those of our stockholders. Recent grants have been made with not less than a five- or seven-year vesting requirement, which is much longer than the vesting requirements of our peers and also included performance requirements for the restricted stock awards. Investors Bank also sponsors the ESOP, through which all eligible employees are eligible to receive Investors Bancorp common stock. By ensuring that all employees are shareholders, the Committee believes that the entire workforce has a personal financial stake in the success of Investors Bancorp.

Investors Bancorp has adopted a clawback policy, in order to recapture inappropriate incentive compensation payments, should that ever occur. At the same time, the Committee recognizes the need to discourage the taking of undue risk to achieve short term goals. We have built into our overall compensation philosophy elements that encourage longer term thinking and in particular, the preservation of asset quality. It is the Committee’s belief that our compensation program spends company funds in a way that effectively drives superior employee performance and the success of Investors Bancorp.

Compensation and Benefits Committee of Investors Bancorp, Inc.

Dennis M. Bone, Chair

Robert C. Albanese, Member

Doreen R. Byrnes, Member

William V. Cosgrove, Member

Brian D. Dittenhafer, Member

James H. Ward, III, Member

Executive Compensation

The following table sets forth for the calendar years ended December 31, 2016, 2015 and 2014 certain information as to the total remuneration earned to Named Executive Officers with respect to the applicable year.

Summary Compensation Table

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($) (1)	Option Awards ($) (1)	Non-Equity Incentive Plan Compensation ($) (2)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($) (3)	All Other Compensation ($) (4)	Total ($)
Kevin Cummings,	2016	1,000,000	—	—	—	1,820,000	1,982,000	265,911	5,067,911
President and	2015	1,000,000	—	12,540,000	4,159,999	2,076,923	2,411,000	230,035	22,417,957
Chief Executive Officer	2014	1,000,000	—	—	—	1,500,000	5,058,000	278,700	7,836,700
Domenick A. Cama,	2016	675,000	—	—	—	982,800	1,091,000	180,396	2,929,196
Senior Executive Vice President	2015	675,000	—	10,032,000	3,327,998	1,121,539	1,200,000	161,720	16,518,257
and Chief Operating Officer	2014	675,000	—	—	—	810,000	2,799,000	180,794	4,464,794
Richard S. Spengler,	2016	430,000	—	—	—	468,012	410,000	99,287	1,407,299
Executive Vice President	2015	430,000	—	6,687,996	2,225,599	535,846	295,000	94,231	10,268,672
and Chief Lending Officer	2014	430,000	—	—	—	381,195	1,049,000	105,118	1,965,313
Paul Kalamaras,	2016	415,000	—	—	—	460,650	663,000	94,333	1,632,983
Executive Vice President and	2015	415,000	—	6,687,996	2,225,599	516,223	541,000	84,559	10,470,377
Chief Retail Banking Officer	2014	415,000	—	—	—	371,633	935,000	91,726	1,813,359
Sean Burke,	2016	400,000	—	—	—	370,000	20,000	44,441	834,441
Senior Vice President and	2015(5)	376,923	—	5,852,004	1,955,198	376,923	—	38,159	8,599,207
Chief Financial Officer

(1)

The amounts in this column reflect the aggregate grant date fair value computed in accordance with FASB ASC 718, of restricted stock and stock option awards granted pursuant to the 2015 Equity Incentive Plan. The grant date fair value for each option award and stock award was $3.12 and $12.54, respectively. Assumptions used in the calculation of these amounts are included in Note 10 to Investors Bancorp’s audited financial statements for the calendar year ended December 31, 2016 included in Investors Bancorp’s Annual Report on Form 10-K.

(2)	The amounts were earned pursuant to the Executive Officer Annual Incentive Plan.
(3)

The amounts in this column reflect the aggregate change in the actuarial present value of the Named Executive Officer's accumulated benefit under all defined benefit and actuarial pension plans (including supplemental plans) from the measurement date in the immediately preceding calendar year to the measurement date in such calendar year, determined using the interest rate and mortality rate assumptions consistent with those used in Investors Bancorp’s financial statements. Effective December 31, 2016 the SERP II was frozen. For Mr. Cummings, Cama and Spengler, the benefit attributable to their 2016 year of service vests over two years. Earnings under the SERP I attributable to the Supplemental ESOP Benefit are not included in this column because the earnings were not “above-market,” as defined by the SEC. For 2014, the change in pension value was substantially higher than 2015 and 2016 primarily as a result of the decrease in the discount rate assumption due to market conditions, as well as the Society of Actuaries’ 2014 issuance of new mortality tables projecting longer life expectancies. In particular, 53% of Mr. Cummings change in pension value in 2014 was due solely to changes in these assumptions.

(4)

The amounts in this column represent all other compensation not reported in prior columns in this table, including perquisites, the aggregate value of which exceeds $10,000, and employer contributions to defined contribution plans. See the “All Other Compensation” and “Perquisites” tables below for a breakdown of these amounts for the year ended December 31, 2016.

(5)	Mr. Burke was appointed Senior Vice President and Chief Financial Officer on January 26, 2015. Mr. Burke's full year annualized base salary was $400,000.

Amounts included in the “Stock Awards” and “Option Awards” columns of the Summary Compensation Table represent the grant date fair value of the awards issued to the Named Executive Officers under the 2015 Equity Plan, as determined in accordance with applicable accounting standards. The 2015 Equity Plan was adopted following, and in connection with, the completion of the Company’s Second Step Conversion to stock form. Notwithstanding that (1) stock options and time-based restricted stock awards vest ratably over a seven-year period and the performance-based restricted stock awards are subject to a three-year performance period ending on December 31, 2017; and (2) the annual financial statement expense that we are required to recognize for these grants will be expensed ratably over the vesting period and will be significantly less than the amounts included in the “Stock Awards” and “Option Awards” columns for the year ended December 31, 2015, SEC rules require that we report the full grant date fair value of restricted stock and stock option awards in the year in which the grants are made even though the value cannot be received by the officers in that year. In addition, with respect to the performance-based restricted stock awards, the actual value, if any, realized by the Named Executive Officers will depend on the satisfaction of the performance metrics related to the awards. Moreover, with respect to the stock options, the actual value, if any, realized by any Named Executive Officers will depend on the extent to which the market value of the Investors Bancorp common stock exceeds the exercise price of the stock option on the date of exercise. Accordingly, there is no assurance that the values realized by the Named Executive Officer will be at or near the amounts in the “Stock Awards” and “Option Awards” columns.

All Other Compensation

Name	Calendar or Fiscal Year	Perquisites and Other Personal Benefits ($)(1)	Company Contribution for Medical and Insurance Benefits ($)	Company Contributions to ESOP and 401(k) Plan and SERP I ($)	Total ($)
Kevin Cummings	2016	30,335	26,618	208,958	265,911
Domenick A. Cama	2016	24,959	29,235	126,202	180,396
Richard S. Spengler	2016	8,767	18,560	71,960	99,287
Paul Kalamaras	2016	20,989	3,360	69,984	94,333
Sean Burke	2016	—	26,018	18,423	44,441

(1)	A detailed description of the perquisites included in this column is set forth in the table below.

Perquisites

Name	Calendar or Fiscal Year	Automobile Allowance ($)	Long Term Care ($)	Club Dues ($)	Executive Health Exam ($)	Total Perquisites and Other Personal Benefits ($)
Kevin Cummings	2016	11,887	8,107	4,646	5,695	30,335
Domenick A. Cama	2016	6,864	11,383	3,642	3,070	24,959
Richard S. Spengler	2016	4,130	2,176	2,461	—	8,767
Paul Kalamaras	2016	7,230	12,262	1,497	—	20,989
Sean Burke	2016	—	—	—	—	—

Grants of Plan-Based Awards for 2016

The following table sets forth certain information as to grants during calendar 2016 of plan-based awards to the Named Executive Officers under the Executive Officer Annual Incentive Plan.

		Estimated Payouts Under Non- Equity Incentive Plan Awards (1)			All Other Stock Awards Number	All Other Option Awards Number of Securities Underlying	Exercise or Base Price of Option	Grant Date Fair Value of Stock and
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)	of Shares of Units(#)	Options (#)	Awards ($/Sh)	Option Awards ($)
Kevin Cummings	2/22/2016	1,220,000	1,610,000	2,000,000	—	—	$—	$—
Domenick A. Cama	2/22/2016	658,800	869,400	1,080,000	—	—	$—	$—
Richard S. Spengler	2/22/2016	348,300	432,150	516,000	—	—	$—	$—
Paul Kalamaras	2/22/2016	336,150	417,075	498,000	—	—	$—	$—
Sean Burke	2/22/2016	270,000	335,000	400,000	—	—	$—	$—

(1)	Amounts shown assume achievement of 100% of individual goals and objectives. The range of estimated possible payouts reflects payouts under the Executive Officer Annual Incentive Plan.

For a narrative description of the material factors necessary to an understanding of the information disclosed in the Summary Compensation Table and in the Grants of Plan-Based Awards Table for 2016, please see “Compensation Discussion and Analysis” above.

Outstanding Equity Awards at December 31, 2016

The following table sets forth information with respect to outstanding equity awards as of December 31, 2016 for the Named Executive Officers.

	Option Awards					Stock Awards
Name	Grant Date	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) (1) Unexercisable	Option Exercise Price ($)	Option Expiration Date (2)	Number of Shares or Units of Stock That Have Not Vested (#) (1)	Market Value of Shares or Units of Stock That Have Not Vested ($) (3)	Equity Incentive Plan Awards: Number of Unearned Shares, Units, or Other Rights That Have Not Vested (#) (4)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($) (3)
Kevin Cummings	6/23/15	190,476	1,142,857	12.54	6/23/25	642,857	8,967,855	250,000	3,487,500
Domenick A. Cama	6/23/15	152,380	914,286	12.54	6/23/25	514,286	7,174,290	200,000	2,790,000
Richard S. Spengler	6/23/15	101,904	611,429	12.54	6/23/25	342,857	4,782,855	133,333	1,859,995
Paul Kalamaras	6/23/15	101,904	611,429	12.54	6/23/25	342,857	4,782,855	133,333	1,859,995
Sean Burke	6/23/15	89,523	537,143	12.54	6/23/25	300,000	4,185,000	116,667	1,627,505

(1)	Stock option and restricted stock awards generally vest over a seven-year period commencing on the first anniversary of the date granted.
(2)	Stock options generally expire if unexercised 10 years after the grant date.
(3)	Amounts shown are based on the fair market value of Investors Bancorp common stock on December 31, 2016 of $13.95.
(4)	Amounts shown represent the number of stock awards that may vest if performance goals are achieved over a three-year period 2015-2017 at Target level.

Option Exercises and Stock Vested at December 31, 2016

The following table provides information concerning stock option exercises and the vesting of stock awards for each Named Executive Officer during 2016.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Kevin Cummings(1)	1,147,500	6,524,636	107,143	1,271,787
Domenick A. Cama(1)	1,020,000	5,755,533	85,714	1,017,425
Richard S. Spengler(1)	110,000	645,770	57,143	678,287
Paul Kalamaras	182,000	1,196,230	57,143	678,287
Sean Burke	—	—	50,000	593,500

(1)	Option awards exercised for the period ending December 31, 2016 had an expiration date of November 2016.

Pension Benefits at or for the year ended December 31, 2016

The table below shows the present value of accumulated benefits payable to each of the Named Executive Officers, including the number of years of service credited to each such Named Executive Officer, under our pension plans determined using interest rate and mortality rate assumptions consistent with those used in Investors Bancorp’s financial statements. The Defined Benefit Plan and SERP II were frozen effective as of the close of business on December 31, 2016. For a narrative description of each applicable plan, please see “Compensation Discussion and Analysis” above.

Name	Plan Name	Number of Years Credited Service($) (1)	Present Value of Accumulated Benefit ($) (2)	Payment During Last Year ($)
Kevin Cummings	Defined Benefit Plan	12.5	604,000	—
	SERP I and SERP II	12.5	15,743,000	—
Domenick A. Cama	Defined Benefit Plan	26.0	1,088,000	—
	SERP I and SERP II	26.0	8,115,000	—
Richard S. Spengler	Defined Benefit Plan	30.0	868,000	—
	SERP I and SERP II	30.0	2,425,000	—
Paul Kalamaras	Defined Benefit Plan	7.3	258,000	—
	SERP I and SERP II	7.3	2,813,000	—
Sean Burke	Defined Benefit Plan	0.9	20,000	—
	SERP I and SERP II	—	—	—

(1)

The number of years of credited service represents all years of service, including years following the change in benefit formula for the Defined Benefit Plan on January 1, 2006. For Messrs. Cama and Spengler, credited service years include qualified years served at other financial institutions that participated in the Defined Benefit Plan, formerly known as the Financial Institutions Retirement Fund.

(2)

The figures shown are determined as of the plan’s measurement date of December 31, 2016 for purposes of Investors Bancorp’s audited financial statements. For discount rate and other assumptions used for this purpose, please refer to Note 10 to the audited financial statements included in the Annual Report on Form 10-K for the year ended December 31, 2016.

Nonqualified Deferred Compensation at or for the year ended December 31, 2016

The following table sets forth information with respect to the Supplemental ESOP portion of SERP I at and for the year ended December 31, 2016 for the Named Executive Officers. For a narrative description of SERP I, please see “Compensation Discussion and Analysis” above.

Name	Plan Name	Executive Contributions in Last Year ($)	Registrant Contributions in Last Year ($)(1)	Aggregate Earnings in Last Year ($)(2)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last Year-End ($)(3)
Kevin Cummings	SERP I	—	181,113	194,045	—	1,973,782
Domenick A. Cama	SERP I	—	98,356	95,909	—	984,399
Richard S. Spengler	SERP I	—	44,113	34,102	—	359,160
Paul Kalamaras	SERP I	—	42,138	23,063	—	255,204
Sean Burke	SERP I	—	—	—	—	—

(1)

The value of the non-qualified Supplemental ESOP contribution made pursuant to SERP I in calendar 2016 is based on the fair market value of Investors Bancorp common stock on December 31, 2016 of $13.95. These contributions are included in the Summary Compensation Table.

(2)

The aggregate earnings for the Supplemental ESOP and Retirement Plan reflect the change in value of phantom shares issued prior to calendar 2016, based on the fair market value of Investors Bancorp common stock on December 31, 2016 of $13.95. This amount is not included in the Summary Compensation Table because the rate of earnings was not “above-market,” as defined by the SEC.

(3)

The aggregate balances reported for the Supplemental ESOP Plan are based on the market value of Investors Bancorp common stock on December 31, 2016 of $13.95. For Messrs. Cummings, Cama, Spengler and Kalamaras, $976,054, $486,709, $179,037 and $133,875, respectively, of their total aggregate balance was previously reported as compensation to them in our Summary Compensation Tables for previous years.

Potential Payments Upon Termination or Change in Control

At December 31, 2016, Investors Bancorp has entered into employment agreements with Messrs. Cummings, Cama, Spengler, Kalamaras and Burke. A narrative description of the material terms of the agreements is set forth in “Compensation Discussion and Analysis.” The table below reflects the amount of compensation and benefits payable to each Named Executive Officer pursuant to his employment agreement in the event of termination of his employment. No payments are required under the employment agreements due to the Named Executive Officers’ voluntary termination prior to a change in control. The amount of compensation payable to each Named Executive Officer upon: (i) retirement; (ii) early retirement; (iii) involuntary termination (other than for cause); (iv) termination following a change of control; and (v) in the event of disability is shown below. The amounts shown assume that such termination was effective as of December 31, 2016, and thus includes amounts earned through such time and are estimates of the amounts that would be paid to the Named Executive Officer upon termination. The amounts shown relating to unvested stock options and restricted stock awards are based on the fair market value of Investors Bancorp common stock on December 31, 2016 of $13.95 per share. Messrs. Cummings and Cama are entitled to tax indemnification payments for any excess parachute payments under Section 280G of the Internal Revenue Code. With respect to the change in control benefits payable to Messrs. Spengler, Kalamaras and Burke, the amounts shown in the table below do not take into account any reductions that may be required in order to comply with the Internal Revenue Code Section 280G cut back or net best benefit provision in each of their employment agreements. The actual amounts to be paid out can only be determined at the time of such executive’s date of termination with Investors Bancorp. The following table does not include amounts payable upon termination of employment under SERP I and SERP II that are vested as of December 31, 2016 because the present value of the accumulated vested benefits under each of those plans as of December 31, 2016 is set forth in the tables above.

	Mr. Cummings	Mr. Cama	Mr. Spengler	Mr. Kalamaras	Mr. Burke
Retirement (1)
Retiree Health/Life Insurance	—	—	—	—	—
Stock Option Vesting	—	—	—	—	—
Restricted Stock Vesting	—	—	—	—	—
Early Retirement (1)
Retiree Health/Life Insurance	—	—	—	—	—
Stock Option Vesting	—	—	—	—	—
Restricted Stock Vesting	—	—	—	—	—
Disability
Salary Continuation (2)	2,383,542	1,488,542	1,033,542	988,542	663,542
Stock Option Vesting	1,611,428	1,289,143	862,115	862,115	757,372
Restricted Stock Vesting	12,455,355	9,964,290	6,642,851	6,642,851	5,812,505
Other benefits (3)	21,884	20,173	13,063	6,941	17,830
Death
Salary Continuation (5)	1,000,000	675,000	430,000	415,000	400,000
Stock Option Vesting	1,611,428	1,289,143	862,115	862,115	757,372
Restricted Stock Vesting	12,455,355	9,964,290	6,642,851	6,642,851	5,812,505
Other benefits (3)	34,185	27,487	22,474	144	34,185
Discharge w/o Cause or Resignation w/ Good Reason-no Change in Control
Stock Option Vesting	—	—	—	—	—
Restricted Stock Vesting	—	—	—	—	—
Salary and Cash Incentive (6)	8,460,000	4,973,400	2,694,036	2,626,950	2,310,000
Other benefits (3)	131,302	121,039	83,598	46,865	110,402
Excess Pension Benefit (4)(6)	746,514	365,081	147,100	—	—
Discharge w/o Cause or Resignation w/ Good Reason-Change in Control-related
Stock Option Vesting	1,611,428	1,289,143	862,115	862,115	757,372
Restricted Stock Vesting	12,455,355	9,964,290	6,642,851	6,642,851	5,812,505
Salary and Cash Incentive (6)	8,460,000	4,973,400	2,694,036	2,626,950	2,310,000
Other benefits (3)	131,302	121,039	83,598	46,865	110,402
Excess Pension Benefit (4)(6)	746,514	365,081	147,100	—	—
Tax Indemnification Payment (7)	9,115,629	6,572,096	—	—	—

(1)	As of December 31, 2016, none of the Named Executive Officers were eligible for early retirement or retirement.
(2)

Upon disability, the Named Executive Officer is entitled to base salary for the longer of the remaining term of his employment agreement or one year. Such benefit is reduced by the amount paid under our disability plan or policy, which is not reflected in this table.

(3)

Other benefits include amounts for benefits in effect prior to termination; life, medical, dental, disability and long term care, and is calculated based on the terms specified in the employment agreements.

(4)

Each employment agreement provides that Investors Bancorp will pay the excess, if any of: (i) the present value of benefits to which the Named Executive Officer would be entitled to under the defined benefit plans if he had continued working for Investors Bancorp for 36 months and (ii) the present value of the benefits to which he is actually entitled.

(5)	This amount is payable according to normal payroll practices for one year following the Named Executive Officer's date of death.
(6)	This amount is paid in a lump sum following the Named Executive Officer's date of termination.
(7)

This amount is generally payable in a lump sum to the Named Executive Officer following the date of termination, but it may be timely paid directly to the applicable taxing authorities on behalf of the named executive officer.

Director Compensation

Director Fees

Each of the individuals who serve as a director of Investors Bancorp also serves as a director of Investors Bank. The non-employee directors of Investors Bancorp and Investors Bank are compensated separately for service on each entity’s board. Each non-employee director of Investors Bancorp is paid a monthly retainer of $2,000 ($4,000 per month for the Chairman), and $2,500 for each committee meeting attended. The Chairman of the Audit Committee, Compensation and Benefits Committee, Nominating and Corporate Governance Committee and Risk Oversight Committee are each paid an annual retainer of $10,000. Each non-employee director of Investors Bank is paid a monthly retainer of $4,000 ($8,000 per month for the Chairman) and $2,100 for each Board meeting attended ($4,200 per meeting for the Chairman). Employee directors are not compensated for serving as directors.

The Board of Directors establishes non-employee director compensation based on recommendations of the Compensation and Benefits Committee. Periodically, the Compensation and Benefits Committee engages the services of GK Partners and its external surveys to assist in the committee’s review of director compensation.

Stock Option and Stock Award Program

At the annual meeting of stockholders held on June 9, 2015, stockholders of the Company approved the Investors Bancorp, Inc. 2015 Equity Plan, as described above in “Compensation Discussion and Analysis.” Directors are eligible to participate in the 2015 Equity Incentive Plan. Under this plan, individuals may receive awards of Investors Bancorp common stock (restricted stock) and grants of options to purchase shares of Investors Bancorp common stock at a specified exercise price during a specified time period. The Compensation and Benefits Committee engaged GK Partners, an independent compensation consultant to assess the Committee’s recommendations for granting stock options and restricted stock awards to non-employee directors. In determining the amount of restricted stock awards and stock options non-employee directors would receive, the Compensation and Benefits Committee considered the Board’s role in setting the strategic direction for the Company, most notably, their role in completing the mutual to stock public offering in 2014. The Committee also considered the directors’ past contributions, their industry knowledge, their financial expertise and the role they would play in the Company’s future. The Committee also reviewed survey data regarding awards made to directors of other companies that had undertaken a mutual to stock public offering. GK Partners concluded that the Committee’s recommendations for the awards were fair and reasonable and intended to align the economic interest of the directors with that of other shareholders consistent with prevailing director compensation practices in the competitive marketplace for similarly situated public companies.

For the year ended 2016 there were no grants awarded to the directors.

Director Benefits

For directors and their spouses or spousal equivalents as of 2007, Investors Bank sponsors a long-term care program. Directors become eligible to participate after one year of service either on the Board of Directors, through past employment or as counsel prior to becoming a director. Each individual policy is owned by the covered person. Investors Bank pays all premiums under the long term care program but will stop paying premiums in the event of the participant’s: (i) resignation from the Board of Directors prior to attaining normal retirement age (except for health reasons); (ii) relocation outside of the country; or (iii) death. Spousal coverage will be terminated upon: (i) a participant’s resignation prior to normal retirement age (except for health reasons); (ii) divorce from the participant; (iii) the participant no longer qualifying for coverage; (iv) the spouse’s permanent relocation outside of the country; or (v) death. Participants who cannot be insured through an insurance company under the long-term care program will be self-insured by Investors Bank.

Amended and Restated Director Retirement Plan

Investors Bank maintains the Amended and Restated Director Retirement Plan. Effective November 21, 2006, the Amended and Restated Director Retirement Plan was frozen such that no new benefits accrued under, and no new directors were eligible to participate in, the plan. A director who: (i) was not an active employee of Investors Bank upon retirement from board service; (ii) has provided at least ten years of “cumulative service” (service on the board and, if applicable, as an employee or counsel); and (iii) retired at age 65 or later or as a result of disability, was eligible to participate in the plan prior to November 21, 2006. Directors Cashill and Dittenhafer are the only directors currently participating in the plan.

An eligible director with at least 15 years of cumulative service will be entitled to an annual retirement benefit equal to the sum of 60% of the annual retainer and 13 times the regular board meeting fee in effect for the calendar year preceding the director’s year of retirement. A director with at least 10 years of cumulative service but less than 15 years will be entitled to 40% of the sum of the annual retainer and 13 times the regular meeting fee in effect for the calendar year preceding the director’s year of retirement, plus a pro-rated percentage of 20% of the sum of the annual retainer and 13 times the regular board meeting fee in effect for the calendar year preceding the director’s year of retirement. The plan includes the annual retainer and board fees, if any, paid by Investors Bancorp in determining a director’s retirement benefit.

In the event of a change in control, a director who has not yet attained ten years of service will be deemed to have ten years of service and attained age 65 in order to calculate his benefit under the plan. In the event a director dies prior to retirement, the director’s beneficiary will be entitled to benefit payments in the form of a joint and survivor benefit payable at 100% of the amount paid to the director. Retirement benefits may be paid, at the director’s election, either in monthly payments until the eligible director’s death, or as a joint and survivor form of benefit payable for the lifetime of the eligible director and, upon the eligible director’s death, at 50% of the benefit amount, to the director’s beneficiary, or a joint and survivor form of benefit payable for the lifetime of the director and, upon the director’s death, at 100% of the amount, to the director’s beneficiary during the beneficiary’s lifetime. In order to receive retirement benefits under the plan, the director must remain a director emeritus in good standing after retirement and must not engage in any business enterprise which competes with Investors Bank nor disclose any confidential information relative to the business of Investors Bank.

Deferred Directors Fee Plans

Investors Bank maintains the Investors Bank Deferred Directors Fee Plan. Each non-employee member of the Board of Directors of Investors Bank is eligible to participate in the plan and has the right to elect to defer the receipt of all or any part of the director fees earned as a member of the Board of Directors of Investors Bank. Compensation deferred under the plan and interest (at a rate equal to one and one-half percent below the Wall Street Journal prime rate) thereon is payable upon the earlier of the participant’s death, disability or separation from service. Such deferred compensation will be payable in a lump sum, unless the participant has elected payment in monthly installments over a period of up to ten years. At December 31, 2016 there were no participants in the Investors Bank Deferred Directors Fee Plan.

Investors Bancorp maintains the Investors Bancorp, Inc. Deferred Directors Fee Plan. Each non-employee member of the Board of Directors of Investors Bancorp is eligible to participate in the plan and has the right to elect to defer the receipt of all or any part of the director fees earned as a member of the Board of Directors of Investors Bancorp. Compensation deferred under the plan and interest (at a rate equal to one and one-half percent below the Wall Street Journal prime rate) thereon is payable upon the earlier of the participant’s death, disability or separation from service. Such deferred compensation will be payable in a lump sum, unless the participant has elected payment in monthly installments over a period of up to ten years. At December 31, 2016 there were no participants in the Investors Bancorp Inc. Deferred Directors Fee Plan.

Split Dollar Life Insurance Agreements

Mr. Albanese, Mr. Bone and Ms. Siekerka are each parties to individual split dollar life insurance agreements with Roma Bank, which were assumed by Investors Bank on December 6, 2013 in connection with the merger between Investors Bancorp and Roma Financial Corporation. Investors Bank owns a life insurance policy on the lives of Messrs. Albanese, Bone and Ms. Siekerka. Under the agreement, upon the death of the director, the proceeds of the policy are divided between the director’s beneficiary, who is entitled to $100,000 on the director’s death, and Investors Bank, which is entitled to the remainder of the death benefit. The director has the right to designate the beneficiary who will receive his or her share of the proceeds payable upon death.

Summary of Directors’ Compensation

The following table sets forth for the year ended December 31, 2016 certain information as to total compensation paid to non-employee directors.

Directors’ Compensation Table

Name	Investors Bancorp Fees Earned or Paid in Cash ($)	Investors Bank Fees Earned or Paid in Cash ($)	Stock Awards ($) (1)	Option Awards ($) (2)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($) (3)	Total ($)
Robert C. Albanese	74,000	73,200	—	—	—	413	147,613
Dennis M. Bone	66,500	73,200	—	—	—	312	140,012
Doreen R. Byrnes	81,500	73,200	—	—	—	11,234	165,934
Robert M. Cashill	44,000	134,200	—	—	—	14,306	192,506
William V. Cosgrove	71,500	73,200	—	—	—	26,674	171,374
Brian D. Dittenhafer	71,500	73,200	—	—	—	15,200	159,900
Brendan J. Dugan(4)	57,000	67,100	—	—	—	—	124,100
James J. Garibaldi	31,500	73,200	—	—	—	—	104,700
Michele N. Siekerka	54,000	73,200	—	—	—	281	127,481
James H. Ward III	81,500	73,200	—	—	—	—	154,700

(1)

Messrs. Albanese, Bone, Cashill, Cosgrove, Dittenhafer, Garibaldi and Ward and Mses. Byrnes and Siekerka had unvested stock awards of 80,000, 80,000, 100,000, 80,000, 100,000, 80,000, 80,000, 80,000 and 80,000, respectively, at December 31, 2016. All unvested stock awards were granted June 23, 2015 under the 2015 Equity Incentive Plan.

(2)

Messrs. Albanese, Bone, Cashill, Cosgrove, Dittenhafer, Garibaldi and Ward and Mses. Byrnes and Siekerka each had unexercised stock option awards of 250,000, respectively, at December 31, 2016 which were granted June 23, 2015 under the 2015 Equity Incentive Plan. Mr. Cosgrove had unexercised stock option awards of 100,000 at December 31, 2016 which were received as an employee of Investors Bank under the 2006 Equity Incentive Plan. Mr. Albanese and Ms. Siekerka had unexercised stock option awards of 35,302 and 70,606 options, respectively, at December 31, 2016, which were granted under the Roma Financial Corporation 2008 Equity Incentive Plan.

(3)

This amount includes perquisites and other personal benefits, or property, if the aggregate amount for each director is at least $10,000. Specifically, this amount represents the premiums paid for long term care coverage for Messrs. Cashill and Dittenhafer and Ms. Byrnes and their spouses. In addition, the amount includes automobile allowance and club dues for Mr. Cosgrove. For Messrs. Albanese and Bone and Ms. Siekerka includes imputed income with respect to their split dollar life insurance agreements.

(4)	Director Brendan J. Dugan passed away on December 18, 2016. Upon his death, all outstanding stock options and awards vested.

Other Matters

Director Stock Ownership Requirements

The Board believes its directors should have a financial investment in Investors Bancorp to further align their interests with stockholders. Directors are expected to own at least 25,000 shares of common stock (excluding stock options). Stock holdings are expected to be achieved within five (5) years of either the implementation of the ownership guidelines or the starting date of the individual, whichever is later.

Securities Authorized for Issuance Under Equity Compensation Plans

Set forth below is information as of December 31, 2016 regarding equity compensation plans categorized by those plans that have been approved by stockholders and those plans that have not been approved by stockholders.

	Number of Securities to be Issued Upon Exercise of Outstanding Options and Rights(1)	Weighted Average Exercise Price(2)	Number of Securities Remaining Available For Issuance Under Plan
Equity compensation plans approved by stockholders	13,998,666	$11.74	11,976,522	(3)
Equity compensation plans not approved by stockholders	—	$—	—
Total	13,998,666	$11.74	11,976,522

(1)

Includes outstanding stock options to purchase 1,107,249 shares of common stock granted under the 2006 Equity Incentive Plan, outstanding stock options to purchase 574,678 shares of common stock granted under the Roma Financial Corporation 2008 Equity Incentive Plan and 833,333 performance-based stock awards granted under the 2015 Equity Incentive Plan.

(2)

With respect to the stock options, the weighted average exercise price reflects an exercise price of $5.27 for 640,191 stock options granted in 2008; an exercise price of $3.91 for 25,500 stock options granted in 2009; an exercise price of $4.97 for 12,750 stock options granted in 2010; an exercise price of $5.78 for 12,750 stock options granted in 2011; an exercise price of $7.00 for 8,925 stock options granted in 2012; an exercise price of $6.77 for 871,753 stock options granted in 2013; an exercise price of $10.25 for 110,058 stock options granted in 2014; an exercise price of $12.54 for 11,311,966 stock options granted in 2015; an exercise price of $11.60 for 171,440 stock options granted in 2016 under the Company’s stock-based compensation plans.

(3)	Represents the number of available shares that may be granted as stock options and other stock awards under the Company’s stock-based compensation plans.

Proposal II–Advisory Vote to Approve Executive Compensation

The Compensation Discussion and Analysis appearing earlier in this Proxy Statement describes the executive compensation program and the compensation decisions made by the Compensation and Benefits Committee with respect to the Chief Executive Officer and other officers named in the Summary Compensation Table (who are referred to as the “Named Executive Officers”).

This proposal, commonly known as a “Say-on-Pay” proposal, gives you as a stockholder the opportunity to vote on our executive pay program. In accordance with Section 14A of the Exchange Act, the Board of Directors is requesting stockholder to cast a non-binding advisory vote on the following resolution:

“RESOLVED, that the stockholders of Investors Bancorp, Inc. approve the compensation paid to the Named Executive Officers, as disclosed in this Proxy Statement pursuant to the compensation disclosure rules of the SEC, including the Compensation Discussion and Analysis, the compensation tables and narrative accompanying the tables.”

Our executive compensation program is based on a pay for performance philosophy that is designed to support our business strategy and align the interests of our executives with our stockholders. The Board of Directors believes that the link between compensation and the achievement of our long- and short-term business goals has helped our financial performance over time, while not encouraging excessive risk taking.

For these reasons, the Board of Directors is requesting stockholders to support this proposal. While this advisory vote is non-binding, the Compensation and Benefits Committee and the Board of Directors value the views of the stockholders and will consider the outcome of this vote in future executive compensation decisions.

The Board of Directors recommends a vote “FOR” approval of the compensation paid to Investors Bancorp’s Named Executive Officers.

Proposal III–Ratification of the Appointment of the Independent Registered Public Accounting Firm

Investors Bancorp’s independent registered public accounting firm for the year ended December 31, 2016 was KPMG LLP. The Audit Committee has re-appointed KPMG LLP to continue as the independent registered public accounting firm for Investors Bancorp for the year ending December 31, 2017, subject to the ratification by the stockholders at the Annual Meeting. Representatives of KPMG LLP are expected to attend the Annual Meeting. They will be given an opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions.

Stockholder ratification of the appointment of KPMG LLP is not required by Investors Bancorp’s Bylaws or otherwise. However, the Board of Directors is submitting the appointment of the independent registered public accounting firm to the stockholders for ratification as a matter of good corporate practice. If the stockholders fail to ratify the appointment of KPMG LLP, the Audit Committee will reconsider whether it should select another independent registered public accounting firm. Even if the selection is ratified, the Audit Committee in its discretion may direct the appointment of a different independent registered public accounting firm at any time during the year if it determines that such a change is in the best interests of Investors Bancorp and its stockholders.

Audit Fees. The aggregate fees billed to Investors Bancorp for professional services rendered by KPMG LLP for the audit of the Investors Bancorp’s annual financial statements, review of the financial statements included in the Investors Bancorp’s Quarterly Reports on Form 10-Q and services that are normally provided by KPMG LLP in connection with statutory and regulatory filings and engagements were $1,180,000 and $1,260,000 during the years ended December 31, 2016 and 2015, respectively.

Audit Related Fees. The aggregate fees billed to Investors Bancorp for assurance and related services rendered by KPMG LLP that are reasonably related to the performance of the audit of and review of the financial statements and that are not already reported in “Audit Fees,” above, were $130,875 and $104,500 during the years ended December 31, 2016 and 2015, respectively. These services included audits of employee benefit plans, acquisition and transaction related procedures for a subsidiary of the Company.

Tax Fees. The aggregate fees billed to Investors Bancorp for professional services rendered by KPMG LLP for tax compliance, tax advice and tax planning were $159,970 and $118,200 during the years ended December 31, 2016 and 2015, respectively.

All Other Fees. The aggregate fees billed to Investors Bancorp for compliance reviews was $127,000 during the year ended December 31, 2016. There were no “Other Fees” during the years ended December 31, 2015.

The Audit Committee has considered whether the provision of non-audit services is compatible with maintaining the independence of KPMG LLP. The Audit Committee concluded that performing such services does not affect the independence of KPMG LLP in performing its function as Investors Bancorp’s independent registered public accounting firm.

The Audit Committee has delegated to the Chair of the Audit Committee the authority to pre-approve audit and audit-related services between meetings of the Audit Committee, provided the Chair reports any such approvals to the full Audit Committee at its next meeting. The full Audit Committee pre-approves all other services to be performed by the independent registered public accounting firm and the related fees.

The Board of Directors recommends a vote “FOR” the ratification of KPMG LLP as the independent registered public accounting firm.

Other Matters

As of the date of this document, the Board of Directors knows of no matters that will be presented for consideration at the Annual Meeting other than as described in this document. However, if any other matter shall properly come before the Annual Meeting or any adjournment or postponement thereof and shall be voted upon, the proposed proxy will be deemed to confer authority to the individuals named as authorized therein to vote the shares represented by the proxy in accordance with their best judgment as to any matters that fall within the purposes set forth in the notice of Annual Meeting.

Stockholder Proposals

To be eligible for inclusion in the proxy materials for next year’s annual meeting of stockholders under SEC Rule 14(a)-8, any stockholder proposal to take action at such meeting must be received at Investors Bancorp’s executive office, 101 JFK Parkway, Short Hills, New Jersey 07078, no later than December 14, 2017. Any such proposals shall be subject to the requirements of the proxy rules adopted under the Securities Exchange Act of 1934, as amended.

Advance Notice of Business to be Conducted at an Annual Meeting

The Bylaws of Investors Bancorp also provide an advance notice procedure for certain business, or nominations to the Board of Directors, to be brought before an annual meeting of stockholders. In order for a stockholder to properly bring business before an annual meeting, the stockholder must give written notice to the Corporate Secretary of Investors Bancorp not less than 90 days prior to the date of Investors Bancorp’s proxy materials for the preceding year’s annual meeting; provided, however, that if the date of the annual meeting is advanced more than 30 days prior to or delayed by more than 30 days after the anniversary of the preceding year’s annual meeting, notice by the stockholder to be timely must be so delivered not later than the close of business on the tenth day following the day on which public announcement of the date of such annual meeting is first made. The notice must include the stockholder’s name, record address, and number of shares owned, describe briefly the proposed business, the reasons for bringing the business before the annual meeting, and any material interest of the stockholder in the proposed business. Nothing in this paragraph shall be deemed to require Investors Bancorp to include in its proxy statement and proxy relating to an annual meeting any stockholder proposal under SEC Rule 14a-8. In accordance with the foregoing, in order for a proposal or a nomination to be brought before the annual meeting of stockholders to be held following the year ending December 31, 2017, notice must be provided to the Corporate Secretary by January 12, 2018.

The following documents are available on the “Governance Documents” section of the “Investor Relations” page of the Investors Bank’s website at www.myinvestorsbank.com:

•	Audit Committee Charter
•	Compensation and Benefits Committee Charter
•	Nominating and Corporate Governance Charter
•	Investors Bancorp’s Corporate Governance Guidelines
•	Investors Bancorp’s Code of Business Conduct and Ethics
•	Investors Bancorp’s Independence Standards

Copies of each will be furnished without charge upon written request to the Corporate Secretary, Investors Bancorp, Inc., 101 JFK Parkway, Short Hills, New Jersey 07078.

An additional copy of Investors Bancorp’s Annual Report on Form 10-K (without exhibits) for the year ended December 31, 2016, as filed with the Securities and Exchange Commission, will be furnished without charge to stockholders upon written request to the Corporate Secretary, Investors Bancorp, Inc., 101 JFK Parkway, Short Hills, New Jersey 07078. The Form 10-K is also available free of charge on the “Investor Relations” page of the Investors Bank’s website at www.myinvestorsbank.com.

ANNUAL MEETING OF INVESTORS BANCORP, INC. Date: May 23, 2017 Time: 9:00 A.M. Place: 570 Springfield Avenue, Summit, NJ 07901 Please make your marks like this: use dark black pencil or pen only Board of Directors Recommends a Vote FOR proposals 1, 2 and 3.1: The election as Directors of all nominees listed below, each for a three- year term: Nominees: For Withhold Directors Recommend 01 Dennis M. Bone For 02 Doreen R. Bymes For 03 Peter H. Carlin For 04 William V. Cosgrove For For Against Abstain 2: The approval of a non-binding, advisory proposal to approve the compensation paid to our Named Executive Officers. For 3: The ratification of the appointment of KPMG LLP as the independent registered public accounting firm for Investors Bancorp, Inc. for the year ending December 31, 2017. For To attend the meeting and vote your shares in person, please mark this box. Authorized Signatures - This section must be completed for your instructions to be executed. Please Sign Here Please Date Above Please Sign Here Please Date Above Please sign exactly as your name(s) appears on your stock certificate, If held in Joint tenancy, all persons should sign. Trustees, administrations, etc., should include title and authority Corporations should provide full name of corporation and title of authorized officer signing the proxy. Please Separate carefully at the perforation and return just this portion in the envelope provided. Annual Meeting of Investors Bancorp, Inc.to be held on Tuesday, May 23, 2017 for Holders as of March 27, 2017 This proxy is being solicited on behalf of the Board of Directors VOTE BY: INTERNET Call TELEPHONE www.proxypush.com/ISBC Cast your vote online. View Meeting Documents. OR 855-668-4175 Use any touch-tone telephone. Have your Proxy Card/Voting Instruction Form ready. Follow the simple recorded instructions. MAIL OR Mark. sign and date your Proxy Card/Voting Instruction Form. Detach your Proxy Card/Voting Instruction Form. Return your Proxy Card/Voting Instruction Form in the postage-paid envelope provided. THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, SHARES WILL BE VOTED FOR THE ELECTION OF THE DIRECTORS IN ITEM 1 AND FOR THE PROPOSALS IN ITEMS 2 AND 3. All votes must be received by 11:59 P.M., Eastern Time, May 22, 2017 All votes for 401(k) and ES0P participants must be received by 11:59 P.M., Eastern Time, May 18, 2017 PROXY TABULATOR FOR investors Bancorp, INC.P.O. BOX 8016 CARY, NC 27512-9903 EVENT # CLIENT #

Annual Meeting Materials are available at: www.proxydocs.com/ISBC IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION. DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. investors Bancorp, INC. REVOCABLE PROXY - INVESTORS BANCORP. INC.ANNUAL MEETING OF STOCKHOLDERS May 23, 2017 9:00 a.m. THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS The stockholder(s) signing this proxy card hereby appoints the official proxy committee consisting of the Board of Directors (other than the nominees for directors set forth on the reverse side) with full powers of substitution to act as attorneys and proxies for the stockholder(s) to vote all shares of common stock of Investors Bancorp. Inc. (the “Company”) that the stockholder(s) is entitled to vote at the Annual Meeting of Stockholders (“Annual Meeting”) to be held at The Grand Summit Hotel, 570 Springfield Avenue. Summit New Jersey 07901 on May 23, 2017, at 9:00 a.m., local time and at any adjournments thereof. The official proxy committee is authorized to cast all votes to which the stockholder(s) is entitled as follows: THIS PROXY WILL BE VOTED AS DIRECTED, BUT IF NO INSTRUCTIONS ARE SPECIFIED, THIS PROXY, IF EXECUTED, WILL BE VOTED FOR EACH Y OF THE PROPOSITIONS AND NOMINEES LISTED ON THE REVERSE SIDE.  IF ANY OTHER BUSINESS IS PRESENTED AT SUCH MEETING. THIS PROXY WILL BE VOTED BY THE ABOVE-NAMED PROXIES AT THE DIRECTION OF  A MAJORITY OF THE BOARD OF DIRECTORS. AT THE PRESENT TIME, THE BOARD OF DIRECTORS KNOWS OF NO OTHER BUSINESS TO BE PRESENTED AT THE MEETING. Should the undersigned be present and elect to vote at the Annual Meeting or at any adjournment thereof and after notification to the Secretary of the Company at the Annual Meeting of the stockholder's decision to terminate this proxy, then the power of said attorneys and proxies shall be deemed terminated and of no further force and effect. This proxy may also be revoked by sending written notice to the Secretary of the Company at the address set forth on the Notice of Annual Meeting of Stockholders, or by the filing of a later dated proxy prior to a vote being - taken on a particular proposal at the Annual Meeting. The undersigned acknowledges receipt from the Company, prior to the execution of this proxy, of notice of the Annual Meeting, the Proxy Statement dated April 13, 2017 and the Company’s Annual Report on Form 10-K for the year ended December 31, 2016. PLEASE PROVIDE YOUR INSTRUCTIONS TO VOTE BY TELEPHONE OR THE INTERNET OR COMPLETE, DATE, SIGN, AND MAIL THIS PROXY CARD PROMPTLY IN THE ENCLOSED POSTAGE-PAID ENVELOPE. Please Separate carefully at the perforation and return just this portion in the envelope provided.